UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934 (Amendment No. )

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SUPERMEDIA INC.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

To be held on May 23, 2012

The 2012 annual meeting of stockholders of SuperMedia Inc. (the “company”) will be held on Wednesday, May 23, 2012, at 9:00 a.m., local time, at Dallas/Fort Worth Marriott Solana, 5 Village Circle, Westlake, Texas 76262. The meeting will be held for the following purposes:

1.                                      To elect nine directors to serve until the 2013 annual meeting of stockholders;

2.                                      To approve the company’s executive compensation;

3.                                      To ratify the appointment of Ernst & Young LLP as the company’s independent registered public accounting firm for 2012; and

4.                                      To transact such other business as may properly come before the meeting.

Information concerning the matters to be voted upon at the meeting is set forth in the accompanying proxy statement. Holders of record of the company’s common stock as of the close of business on March 26, 2012, are entitled to notice of, and to vote at, the meeting.

The company is pleased to take advantage of the Securities and Exchange Commission rules that allow issuers to furnish proxy materials to their stockholders on the Internet. The company believes these rules allow us to provide you with the information you need while lowering the costs of delivery and reducing the environmental impact of the annual meeting.  On or about April 11, 2012, we mailed a Notice of Internet Availability of Proxy Materials to our stockholders containing instructions on how to access the proxy statement and vote online and made proxy materials available to the stockholders over the Internet.  Instructions for requesting a paper or e-mail copies of the proxy materials are contained in the Notice of Internet Availability of Proxy Materials.

You are cordially invited to attend the annual meeting in person. To ensure that your vote is counted at the annual meeting, however, please vote as promptly as possible.

By Order of the Board of Directors,

Cody Wilbanks Executive Vice President, General Counsel and Secretary

D/FW Airport, Texas

April 11, 2012

IMPORTANT

Whether or not you plan to attend the meeting in person, please vote over the internet at www.proxyvote.com promptly so that your shares may be voted in accordance with your wishes.  If you request paper or e-mail copies of the proxy materials (which include a proxy card), you may also vote by completing, signing and returning the proxy card by mail.

SUPERMEDIA INC.

P.O. Box 619810

2200 West Airfield Drive

D/FW Airport, Texas 75261

PROXY STATEMENT

GENERAL INFORMATION ABOUT THE ANNUAL MEETING AND VOTING

This proxy statement provides information in connection with the solicitation of proxies by the board of directors (the “board”) of SuperMedia Inc. (the “company”) for use at the company’s 2012 annual meeting of stockholders or any postponement or adjournment thereof (the “annual meeting”). This proxy statement also provides information you will need in order to consider and to act upon the matters specified in the accompanying notice of annual meeting of stockholders.

Holders of record of the company’s common stock as of the close of business on March 26, 2012, are entitled to vote at the annual meeting. Each holder of record as of March 26, 2012 is entitled to one vote for each share of common stock held. On March 26, 2012, there were 15,463,385 shares of common stock outstanding.

Pursuant to rules adopted by the Securities and Exchange Commission, the company has elected to provide access to its proxy materials via the Internet. Accordingly, on or about April 11, 2012, we mailed a Notice of Internet Availability of Proxy Materials (the “notice”) to all stockholders of record as of the close of business on March 26, 2012. This notice includes (i) instructions on how to access the company’s proxy materials electronically, (ii) the date, time and location of the annual meeting, (iii) a description of the matters intended to be acted upon at the annual meeting, (iv) a list of the materials being made available electronically, (v) instructions on how a stockholder can request to receive paper or e-mail copies of the proxy materials, (vi) any control/identification numbers that a stockholder needs to access the proxy, and (vii) information about attending the annual meeting and voting in person. The company encourages stockholders to take advantage of the availability of the proxy materials on the Internet to help reduce the costs of delivery and the environmental impact of its annual meetings.

Most of our stockholders hold their shares through a broker, bank or other nominee rather than directly in their own name. As summarized below, there are some distinctions between shares held of record and those owned beneficially, in “street name.”

If your shares are registered directly in your name with the company’s transfer agent, you are considered the stockholder of record with respect to those shares, and the notice is being sent directly to you by the company’s agent. As a stockholder of record, you have the right to vote by proxy or to vote in person at the annual meeting.  If you request paper or e-mail copies of the proxy materials, the materials will include a proxy card for the annual meeting.

If your shares are held in a brokerage account or by a bank or other nominee, you are considered the beneficial owner of shares held in “street name,” and the notice will be forwarded to you by your broker or nominee. The broker or nominee is considered the stockholder of record with respect to those shares. As the beneficial owner, you have the right to direct your broker how to vote. Beneficial owners that receive the notice by mail from their broker or nominee should follow the instructions included in the notice to view the proxy statement and transmit voting instructions.  If you request paper or e-mail copies of the proxy materials, the proxy materials will include a proxy card for the annual meeting.

You cannot vote your shares unless you are present at the annual meeting or you have previously given your proxy. You can vote in one of four convenient ways:

•                  in person: if you are a stockholder of record, you may vote in person at the annual meeting; if you are a beneficial owner of shares held in “street name” and you wish to vote in person at the annual meeting, you must obtain a legal proxy from the organization that holds your shares (please contact that organization for instructions regarding obtaining a legal proxy);

•                  via the Internet: you may vote via the Internet by following the instructions provided in the notice;

•                  by telephone: if you request paper or e-mail copies of the proxy materials, you may vote by calling the toll free number found on the proxy card; or

•                  by mail: if you request paper or e-mail copies of the proxy materials, you may vote by filling out the proxy card and sending it back in the envelope provided.

You may revoke your proxy at any time prior to the vote at the annual meeting by:

•                  voting again on a later date via the Internet or by telephone (in which case only your latest Internet or telephone proxy submitted prior to the annual meeting will be counted);

•                  delivering a written notice revoking your proxy to the company’s corporate secretary at the address above;

•                  delivering a new proxy bearing a date after the date of the proxy being revoked; or

•                  voting in person at the annual meeting.

All properly executed proxies, unless revoked as described above, will be voted at the annual meeting in accordance with your directions on the proxy. With respect to the election of directors, you may vote for all nominees, withhold your vote for all nominees, or withhold your vote as to one or more specific nominees. If a properly executed proxy does not provide instructions, the shares of common stock represented by your proxy will be voted:

•                  FOR the election of the director nominees to serve until the company’s 2013 annual meeting of stockholders;

•                  FOR the advisory vote approving of the company’s executive compensation;

•                  FOR ratification of the appointment of Ernst & Young LLP as the company’s independent registered public accounting firm for 2012; and

•                  at the discretion of the proxy holders with regard to any other matter that is properly presented at the annual meeting.

If you own shares of common stock held in “street name” and you do not instruct your broker how to vote your shares using the instructions your broker provides you, your shares will be voted in and for the ratification of the appointment of Ernst & Young LLP as the company’s independent registered public accounting firm for 2012, but not with respect to any other proposal. To be sure your shares are voted in the manner you desire, you should instruct your broker how to vote your shares.

Voting your shares is important. Stock exchange rules prohibit your broker from voting your shares on Proposals 1 and 2 without your express voting instructions.

A majority of the outstanding shares of common stock must be present, in person or by proxy, to constitute a quorum at the annual meeting. The directors will be elected by a plurality of the votes cast by holders of the company’s common stock. If you withhold authority to vote for a director nominee, your shares will not be counted in the vote for the director nominee. Approval of the advisory vote on executive compensation and ratification of Ernst & Young LLP as the company’s independent registered public accounting firm for 2012 each require the affirmative vote of a majority of the shares present in person or represented by proxy and entitled to vote at the annual meeting.  Those who fail to return a proxy or attend the annual meeting will not have their shares counted towards determining any required vote or quorum.

The company is soliciting your proxy and will pay the cost of such solicitation, including preparing this proxy statement and the proxy card and the costs of any mailing. The company may request banks, brokers and other custodians, nominees and fiduciaries to forward copies of these proxy materials to their principals and to request authority for the execution of proxies. The company may reimburse such persons for their expenses in so doing.

PROPOSAL 1

ELECTION OF DIRECTORS

The company’s by-laws provide that the number of directors will be determined by our board of directors from time to time, provided that the number of directors may not be less than seven nor more than eleven.  After the annual meeting, the number of directors to serve on the board of directors will be set at nine directors.

Each of our current directors is serving a term that expires at the annual meeting. Each of the director nominees listed below is an incumbent director whose nomination to serve on the board was recommended by the nominating and corporate governance committee and approved by the board. The director nominees, if elected, will serve until the 2013 annual meeting of stockholders, or until their earlier resignation or removal. Each of the director nominees has indicated a willingness to serve as a director if elected.

The directors will be elected by a plurality of the votes cast at the annual meeting. An abstention or a “withhold vote” is not considered a vote cast and will have no effect on the outcome of the election of directors.

The board recommends a vote “FOR” each of the nine director nominees listed below.

Edward J. Bayone, age 57, has served as a director of the company since December 31, 2009. He also serves as a member of the audit committee. He has taught full time at Brandeis University’s International Business School since 2003 and is the Earle W. Kazis Professor of the Practice of Finance and International Real Estate. He previously served as an advisor to Churchill Financial, LLC, a commercial finance and asset management company founded by Bear Stearns Merchant Banking (now known as Irving Place Capital) from July 2009 to June 2010 and served as a board member from 2006 to 2009. Mr. Bayone was formerly a financial consultant to various corporate clients from 2003 to 2006. Prior to this, he held numerous positions at FleetBoston Financial Group, and its predecessors, from 1979 to 2002, including executive vice president and chief credit officer. Mr. Bayone has an M.I.A. in Banking and Finance from Columbia University, an M.A. in History from the University of Rochester, and a B.A. in History from Queens College. He is also a member of the board of the Combined Jewish Philanthropies of Greater Boston and serves on the Budget and Administration Committee.

Mr. Bayone possesses a strong financial management background, as evidenced by the various financial management, teaching and consulting positions held during his career. Mr. Bayone’s experience and training in financial credit management provide a solid background for him to advise and consult with the board on financial and audit-related matters as a member of the audit committee.

Robert C. Blattberg, age 69, has served as a director of the company since December 31, 2009. He also serves as chairman of the nominating and corporate governance committee. He is currently the Timothy W. McGuire Distinguished Service Professor of Marketing and the director of the Center for Marketing Technology and Information at Carnegie Mellon University’s Tepper School of Business. From 1991 to 2008, Mr. Blattberg was a professor and director of the Center for Retail Management at Northwestern University’s Kellogg Graduate School of Management. Prior to this, he was a professor and director of the Center for Marketing Information Technology at the University of Chicago Graduate School of Business. Mr. Blattberg has a Ph.D. and an M.S. in Industrial Administration from Carnegie-Mellon University and a B.A. in Mathematics from Northwestern University. He has received numerous research grants from various organizations and has also been honored with a number of awards, including Best Paper in 2005 from the Journal of Interactive Marketing, Educator of the Year in 2004 from the Sales and Marketing Executives organization, and the Robert B. Clarke Award as the Direct Marketing Association Educator of the Year in 1990. Mr. Blattberg has also authored and published a wide array of books, industry reports and articles focused on various topics in marketing and economics.

Mr. Blattberg’s extensive marketing and retail management experience provides the board with a valuable perspective on the yellow pages and advertising industries. Mr. Blattberg also brings to us experience from having recently served on another public company board of directors, which allows us to benefit from his insight into current trends in public company governance.

Charles B. Carden, age 67, has served as a director of the company since December 31, 2009. He also serves as chairman of the audit committee.  Mr. Carden previously served as a director and member of the audit and compensation committees for Goldleaf Financial Solutions, a publicly-held financial software and services company, which was acquired by Jack Henry and Associates in October 2009, and as a director and member of the compensation committee for Netzee Inc., a publicly-held provider of Internet banking and bill payment services that was acquired by Certegy, Inc. in 2002. He also previously served on the board of directors of Ivox Corp., a privately held software company that provides driver-based risk management information to fleets and insurance companies.  He also served on the advisory board of Dialog Medical, a privately held software company.  From 1999 to 2007, Mr. Carden held the positions of senior vice president and chief financial officer for John H. Harland Company, a provider of products and services to the financial institution and education markets. Prior to this, he was the executive vice president and chief financial officer for Mariner Post-Acute Network and the senior vice president, finance and administration and chief financial officer for Leaseway Transportation Corp. In addition, he has served as a director of Fairmont Theatre for the Deaf and the Bellflower Center for the Prevention of Child Abuse. Mr. Carden has an M.B.A. from Harvard University and a B.A. in Mathematics from Westminster College. He also served as a lieutenant in the U.S. Army in Vietnam.

Mr. Carden’s significant experience in senior financial positions at various companies provides a solid background for him to advise and consult the board on financial and audit-related matters as chairman of the audit committee and to serve as the audit committee’s designated financial expert. Additionally, his previous service on public company boards provides valuable insight into working with directors generally and the appropriate exercise of diligence and oversight.

Thomas D. Gardner, age 54, has served as a director of the company since December 31, 2009. He also serves on the audit committee and the compensation committee. He is a trustee for Guideposts, and previously served as a trustee for Northern Westchester Hospital and Reader’s Digest Foundation. He served as executive vice president of Reader’s Digest Association, Inc. from 2006 to 2007, and was president of Reader’s Digest International from 2003 to 2007. Prior to holding those positions, he held numerous other positions with Reader’s Digest Association, Inc. from 1992 to 2007, including president, North American Books and Home Entertainment; senior vice president, global marketing; senior vice president, corporate strategy and U.S. new business development; vice president, marketing, Reader’s Digest USA; and director, corporate planning. From 1989 to 1992, Mr. Gardner was a management consultant for McKinsey & Co. Other experience includes time with General Foods Corporation in product management, desserts division, and with Yankelovich, Skelly and White, Inc., industrial and corporate communications division, in project management. Mr. Gardner has an M.B.A. from Stanford University and a B.A. in Political Science from Williams College.

Mr. Gardner’s significant experience in the publishing industries, including his several senior positions at Reader’s Digest, gives him an in-depth understanding of the opportunities and challenges associated with our business. In addition, Mr. Gardner brings an understanding of financial issues to the board and the audit committee.

David E. Hawthorne, age 61, has served as a director of the company since December 31, 2009. He also serves as chairman of the compensation committee. He has been with Hawthorne Management LLC since 2005, a firm that develops, owns and operates commercial real estate in central Florida. He previously served as a consultant to Friedman’s Inc., assisting the jewelry retailer in investigating operating and financial issues. From 2001 to 2003, Mr. Hawthorne was the president and chief executive officer of Lodgian, Inc., one of the largest independent hotel owners and operators. In December 2001, Lodgian filed for voluntary reorganization under Chapter 11 of the U.S. Bankruptcy Code. Mr. Hawthorne was a consultant for FTI Consulting, Inc. from 2000 to 2001, during which he served as executive vice president and chief restructuring officer of Tower Records, Inc. Mr. Hawthorne has also served as the acting chief executive officer of Premier Cruise Lines, the executive vice president and chief financial officer of Alliance Entertainment Corporation, and the chairman and chief executive officer of Servico Hotels and Resorts, Inc. Mr. Hawthorne has an M.B.A. from the University of Tampa and a B.A. from the University of South Florida. In addition, he served in the U.S. Army from 1970 to 1972.

Mr. Hawthorne’s significant experience in senior and executive positions at various companies provides a solid platform for him to advise the company and enhances the board’s business sophistication. Additionally, his experience, including his position as executive vice president and chief restructuring officer of Tower Records, Inc., is of substantial importance to the board in addressing similar aspects of the company’s business.

Peter J. McDonald, age 61, has been the company’s president and chief executive officer and has served as a director of the company since December 2010. From October 4, 2010 until December 9, 2010, Mr. McDonald served as the company’s interim chief executive officer. Prior to joining the company, Mr. McDonald held various positions at R.H. Donnelley Corporation (now known as Dex One Corporation), including as president and chief operating officer from 2004 through 2008. In May 2009, R.H. Donnelley filed for voluntary reorganization under Chapter 11 of the U.S. Bankruptcy Code.  From 2002 to 2008, Mr. McDonald served as senior vice president and president of Donnelley Media. Mr. McDonald served as a director of R.H. Donnelley between 2001 and 2002. Previously, Mr. McDonald served as president and chief executive officer of SBC Directory Operations, a publisher of yellow pages directories, from 1999 to 2000. He was president and chief executive officer of Ameritech Publishing’s yellow pages business from 1994 to 1999, when Ameritech was acquired by SBC. Prior to that, Mr. McDonald was president and chief executive officer of DonTech and served in a variety of sales positions at R.H. Donnelley, after beginning his career at National Telephone Directory Corporation.  He is currently the chairman of Local Search Association, formerly known as the Yellow Pages Publishers Association, where he previously served as vice chairman.

Mr. McDonald’s over 35 years of experience in the yellow pages directory advertising and publication industry gives him in-depth knowledge of the opportunities and challenges associated with our business. Mr. McDonald’s familiarity with our business and industry and the various market participants provides invaluable insight and advice to our board.

Thomas S. Rogers, age 57, has served as a director of the company since 2006 and as vice chairman of the board since July 2010. He also serves as a member of the compensation committee and the nominating and corporate governance committee. Mr. Rogers currently serves as president and chief executive officer of TiVo Inc., a provider of television-based interactive and entertainment services, a position he has held since July 2005. He also currently serves on the board of directors of TiVo Inc. Mr. Rogers previously served as chairman of the board of Teleglobe International Holdings, Ltd., a provider of international voice, data, Internet and mobile roaming services, from November 2004 to February 2006. He also has served as chairman of TRget Media LLC, a media industry investment and operations advisory firm, since July 2003. Mr. Rogers served as the senior operating executive for media and entertainment for Cerberus Capital Management, a large private equity firm, from 2004 to July 2005. Prior to holding that position, he served as chairman and chief executive officer of Primedia, Inc., a print, video and online media company, from October 1999 to April 2003. From January 1987 until October 1999, Mr. Rogers held positions with National Broadcast Company, Inc., including president of NBC Cable and executive vice president.

As a long-term member of the board, Mr. Rogers has a familiarity with the company that makes him uniquely qualified to serve as a director of the company. As president and chief executive officer of a public company, Mr. Rogers has significant exposure to, and we benefit from his experiences related to, the opportunities and challenges associated with our business. Additionally, his service on other public company boards allows us to leverage his experiences with, among other things, appropriate oversight and corporate governance matters.

John Slater, age 38, has served as a director of the company since January 21, 2010. He currently serves as a vice president at Paulson & Co. Inc. where he focuses on investments in the media, telecom and technology sectors. Mr. Slater joined Paulson in January 2009. Previously, he was a vice president at Lehman Brothers and Barclays Capital where he worked from 2004 to 2008 in the global trading strategies group focusing on investments in the media and other sectors. Prior to Lehman, he was senior director, finance and strategy at NextSet Software Inc., a financial trading systems software vendor. He started his career as an associate consultant at Burlington Consultants, a strategy consultancy based in London. He holds an M.B.A. from INSEAD, an M.A. and B.A. from the University of Cambridge and he is a CFA Charterholder.

Mr. Slater brings leadership, financial experience and a background in the media, telecom and technology industries to the board. Mr. Slater’s exposure to companies in the media, telecom and technology industries provides valuable insight to the board regarding industry trends that affect our company.

Douglas D. Wheat, age 61, has served as chairman of the board since July 2010. From October 2010 to December 2010 he served as executive chairman. He currently serves as chairman of AMN Healthcare Services, Inc., one of the leading temporary healthcare staffing companies in the world. Mr. Wheat previously served as a director of Playtex Products, Inc. from 1995 to 2007 (including serving as its chairman from 2004 to 2006). Mr. Wheat has served as a member of the boards of directors of Dr. Pepper/Seven-Up Companies, Inc., Thermadyne Industries, Inc., Sybron International Corporation, Smarte Carte Corporation, Nebraska Book Corporation, and ALC Communications Corporation. Since 2008, he has served as managing Partner of Southlake Equity Group (formerly Challenger Equity Group), a private investment firm. Prior to Southlake Equity Group, he served as president of Haas Wheat & Partners, a private investment firm specializing in strategic equity investments and leveraged buyouts of middle market companies from 1992 to 2006. Mr. Wheat also held various leadership and senior management positions at Grauer & Wheat and Donaldson Lufkin & Jenrette Securities Corporation earlier in his career.

Mr. Wheat’s extensive experience serving on public company boards, including as chairman, and his expertise in a variety of financial matters make him highly qualified to lead and advise our board as chairman. Additionally, Mr. Wheat’s experiences have provided him with critical knowledge with respect to, among other things, appropriate oversight and related actions utilized in the board environment, including concerning corporate governance matters.

PROPOSAL 2

ADVISORY RESOLUTION TO APPROVE EXECUTIVE COMPENSATION

Following emergence from Chapter 11 reorganization, the compensation committee undertook a detailed review of our executive compensation programs. As a result of this effort, we better aligned the interests of our leadership with our stockholders, which supports our dedicated efforts to significantly reduce operating costs in an effort to help mitigate declines in revenue.

At the company’s annual meeting of stockholders held in May 2011, a substantial majority (92.3%) of the votes cast on the proposal to approve executive compensation, on an advisory basis, were voted in favor of the proposal. The compensation committee believes this affirms stockholders’ support of the company’s approach to executive compensation.

Our goal for the company’s executive compensation program is to attract, motivate, and retain a talented, entrepreneurial and creative team of executives who will provide leadership for the company’s success in dynamic and competitive markets. We seek to accomplish this goal in a way that rewards performance and is aligned with our stockholders’ long-term interests. This is discussed in detail in the Compensation Discussion and Analysis and accompanying tables.  Recipients of our 2011 long-term incentive plan equity grants participated along with other stockholders in the rise and fall of the company’s share price during the year.  Because the value of stock-based awards rises and falls with our stock price, we believe that the 2011 long-term incentive awards provide an effective link between executive pay and long term stockholders’ interests.

We believe stockholders should consider the following key components of our compensation programs and governance practices when voting on this proposal:

•                  Pay for performance orientation:  our executive compensation program includes a mix of fixed and variable compensation, including base salaries, annual and long-term incentives that create a balance between short-term and long-term focus; incentive compensation of executive officers is based on a balanced mix of performance measures, including revenue, profitability and total stockholder return.

•                  Alignment with long-term stockholder interests:  our option awards and time-vested restricted stock awards have multi-year vesting, and performance awards are based on achievement of financial and operational goals over a pre-determined period. The value of these awards is directly linked to our stock price, aligning the financial interests of our executives with the interests of our stockholders.

This advisory stockholder vote, commonly known as “say-on-pay,” gives you, as a stockholder, the opportunity to endorse or not endorse our executive compensation program by voting for or against the following resolution:

“RESOLVED, that the stockholders approve the compensation of the company’s named executive officers, as disclosed pursuant to the compensation disclosure rules of the Securities and Exchange Commission, including the Compensation Discussion and Analysis, compensation tables and any related material disclosed in this proxy statement.”

Your consideration of this resolution is required pursuant to Section 14A of the Securities Exchange Act of 1934, as amended. In view of the fact that this vote is advisory, it will not be binding on the company or the board. However, the compensation committee will take into account the outcome of the vote when considering future executive compensation arrangements.

The affirmative vote of a majority of the shares present in person or represented by proxy and entitled to vote at the annual meeting is required to adopt the resolution approving the company’s executive compensation program. Abstentions will be counted toward a quorum and considered shares present in person or by proxy and entitled to vote. Accordingly, abstentions will have the effect of a vote against this proposal.

We intend to hold this stockholder advisory vote to approve executive compensation annually until we hold the next advisory vote on the frequency of stockholder advisory votes on executive compensation, as required pursuant to Section 14A of the Securities Exchange Act of 1934, as amended.

The board recommends a vote “FOR” proposal 2.

PROPOSAL 3

RATIFICATION OF APPOINTMENT OF

ERNST & YOUNG LLP AS THE COMPANY’S INDEPENDENT

REGISTERED PUBLIC ACCOUNTING FIRM FOR 2012

The audit committee has appointed Ernst & Young LLP as the company’s independent registered public accounting firm for 2012. The board is asking stockholders to ratify this appointment. Although Securities and Exchange Commission regulations require the company’s independent registered public accounting firm to be engaged, retained and supervised by the audit committee, the board considers the selection of an independent registered public accounting firm to be an important matter to stockholders and considers a proposal for stockholders to ratify such appointment to be an opportunity for stockholders to provide input to the audit committee and the board on a key corporate governance issue. In the event that our stockholders do not ratify the appointment, it will be considered as a direction to our audit committee to consider the selection of a different firm.

The affirmative vote of a majority of the shares present in person or represented by proxy and entitled to vote at the annual meeting is required to ratify the appointment of Ernst & Young LLP. Abstentions will be counted toward a quorum and considered shares present in person or by proxy and entitled to vote. Accordingly, abstentions will have the effect of a vote against this proposal.

Representatives of Ernst & Young LLP are expected to be present at the annual meeting and will be offered the opportunity to make a statement if they so desire. They will also be available to answer questions.

The board recommends a vote “FOR” proposal 3.

CORPORATE GOVERNANCE

Corporate Governance Guidelines

The company is committed to maintaining the highest standards of business conduct and corporate governance, which we believe are essential to running our business efficiently, serving our stockholders well and maintaining our integrity in the marketplace. The company has adopted corporate governance guidelines and a code of conduct for directors, officers and employees, which, together with our certificate of incorporation, by-laws and board committee charters, form our framework for governance. All of these documents are publicly available on our website at www.supermedia.com or may be obtained free of charge upon written request to: SuperMedia Inc., P.O. Box 619810, 2200 West Airfield Drive, D/FW Airport, Texas 75261, Attention: Investor Relations.

Director Independence

As part of the company’s corporate governance guidelines, the board has established a policy requiring a majority of the members of the board to be independent. Eight of our directors who are standing for re-election are independent (as defined by our corporate governance guidelines). For a director to be independent, the board must determine, among other things, that the director does not have a relationship with the company that interferes with the exercise of independent judgment in carrying out the duties of a director. The guidelines for determining director independence are set forth in our corporate governance guidelines, which conform to the independence requirements of the NASDAQ corporate governance standards and the applicable rules of the Securities and Exchange Commission. Applying these independence standards, the board has determined that Edward J. Bayone, Robert C. Blattberg, Charles B. Carden, Thomas D. Gardner, David E. Hawthorne, Thomas S. Rogers, John Slater and Douglas D. Wheat are independent directors. Peter J. McDonald is not “independent” because he is an employee of the company.

Director Nominations

Qualifications.  In considering nominees for election as director, the nominating and corporate governance committee considers a number of factors, with an objective of having a board with diverse backgrounds and experience.  In furtherance of this objective, although we do not have a formal diversity policy in place, an important factor in the nominating and corporate governance committee’s consideration and assessment of a director candidate is the diversity of the candidate’s background, viewpoints, training, professional experience, education and skill set. Characteristics expected of all directors include integrity, high personal and professional ethics, sound business judgment and the ability and willingness to commit sufficient time to the board. In evaluating the suitability of individual board members, the committee takes into account many factors, including the candidate’s general understanding of marketing, finance and other disciplines relevant to the success of a large publicly traded company in today’s business environment, understanding of the company’s business and technology, educational and professional background and personal accomplishments.

Stockholder Recommendations.  The nominating and corporate governance committee will evaluate any director candidates recommended by a stockholder according to the same criteria as a candidate identified by the nominating and corporate governance committee. The company has never received a recommendation for a director candidate from our stockholders in a manner that purported to comply with the procedures set forth in our by-laws.

Stockholders may recommend candidates at any time, but to be considered by the nominating and corporate governance committee for inclusion in the company’s proxy statement for the next annual meeting of stockholders, recommendations must be submitted in writing no later than 120 days in advance of the first anniversary of the date of the company’s proxy statement mailed to stockholders for the preceding year’s annual meeting of stockholders. A stockholder’s notice must contain the following:

•                  the name and address of the stockholder recommending the director candidate for consideration, the name of the director candidate and the written consent of the stockholder and the director candidate to be publicly identified;

•                  a written statement by the director candidate agreeing to be named in the company’s proxy materials and to serve as a member of the board (and any committee of the board to which the director candidate is assigned to serve by the board) if nominated and elected;

•                  a written statement by the stockholder and director candidate agreeing to make available to the nominating and corporate governance committee all information reasonably requested in connection with the nominating and corporate governance committee’s consideration of the director candidate; and

•                  the director candidate’s name, age, business and residential address, principal occupation or employment, number of shares of the company’s common stock and other securities beneficially owned, a resume or similar document detailing personal and professional experiences and accomplishments, and all other information relating to the director candidate that would be required to be disclosed in a proxy statement or other filing made in connection with the solicitation of proxies for the election of directors pursuant to the Securities Exchange Act of 1934, as amended, the rules of the Securities and Exchange Commission and the NASDAQ corporate governance standards.

The stockholder’s notice must be signed by the stockholder recommending the director candidate for consideration and sent to the following address: SuperMedia Inc., P.O. Box 619810, 2200 West Airfield Drive, D/FW Airport, TX 75261, Attention: Corporate Secretary (Nominating and Corporate Governance Committee Communication/Director Candidate Recommendation).

Communications with the Board

Any stockholder and other interested party may communicate with the board, any board committee, the non-management directors or any other individual director. All written communications must identify the recipient and the author and be forwarded by certified mail to: SuperMedia Inc., P.O. Box 619810, 2200 West Airfield Drive, D/FW Airport, TX 75261, Attention: Corporate Secretary. The corporate secretary will act as agent for the directors in facilitating these communications.

Code of Conduct

The company has adopted a code of conduct applicable to all of its directors, officers and employees, including the chief executive officer, chief financial officer and chief accounting officer. The purpose of the code of conduct is to, among other things, focus our directors, officers and employees on areas of ethical risk, provide guidance to help them recognize and deal with ethical issues, provide mechanisms to report unethical or unlawful conduct and to help enhance and formalize our culture of integrity, respect and accountability.  The code of conduct is publicly available on our website at www.supermedia.com in the Investor Relations section and we will post information regarding any amendment to, or waiver from, the code of conduct on our website, as required by applicable law.

THE BOARD, ITS COMMITTEES AND ITS COMPENSATION

The Board

Under the company’s corporate governance guidelines, each director is expected to devote the time necessary to appropriately discharge his or her responsibilities, review all meeting materials distributed in advance of a meeting and be prepared to discuss the business to be presented and is strongly encouraged to attend and participate in all board meetings and meetings of board committees on which he or she serves. During 2011, the board held nine meetings. Each director attended at least 75% of the total number of meetings of the board and committees on which he or she served during the period he or she was a director.

The company’s corporate governance guidelines and code of conduct both state that the directors are encouraged to attend each stockholder meeting. All of our directors attended the May 2011 annual stockholders meeting.

Board Leadership Structure and Risk Oversight

The chairman of the board provides leadership to the board and works with the board to define its structure and activities in the fulfillment of its responsibilities. Pursuant to the company’s by-laws, the board may, at its discretion, elect a chairman of the board from among the directors who are not members of management, or who are serving as members of management on an interim basis at the request of the board. The board adopted this structure to promote decision-making and governance independent of that of our management and to better perform the board’s monitoring and evaluation functions.

The board has established a policy that its non-management directors meet regularly in executive session, without members of management present. A non-management director presides over each executive session. In 2011, our chairman of the board or, in his absence, the vice chairman, had this responsibility.

We believe that the foregoing structure, policies and practices, when combined with the company’s other governance policies and procedures, provide the best opportunities for oversight, discussion and evaluation of decisions and direction from the board.

The board views risk management as one of its primary responsibilities. A fundamental part of risk management is not only understanding the risks the company faces and what steps management is taking to manage those risks, but also understanding what level of risk is appropriate for the company. Therefore, the board reviews with management its process for managing enterprise risk. While the board maintains the ultimate oversight responsibility for risk management, it monitors risks arising from financial reporting and steps management is taking to monitor and control such potential exposures through the audit committee. The audit committee also discusses guidelines and policies to govern the process by which risk assessment and management is undertaken.

In 2011, the compensation committee engaged Mercer (USA) Inc. (“Mercer”) to conduct a risk assessment of the company’s compensation policies and practices. This review included an analysis of the company’s short- and long-term compensation programs across the company. Program elements assessed relating to compensation risks included, performance measures, funding, pay mix, performance period, goal setting and plan leverage and process and controls.

Based on its review, Mercer concluded that the company does not utilize compensation policies or practices that create risk that are reasonably likely to have a material adverse effect on the company. In reaching this conclusion, Mercer noted that:

•                  the company’s short-term and long-term incentive plan opportunities are market based;

•                  compensation of executive officers is based on a balanced mix of performance measures, including revenue, profitability and total stockholder return;

•                  the board has direct oversight in approving short-term funding levels and long-term grants including the financial results which drive funding levels;

•                  incentive plan designs provide caps on payouts, and have pay for performance relationships consistent with typical compensation practices; and

•                  sales incentive programs offered by the company are governed by a cross-functional team, including sales management, human resources, finance and operations.

The results of this review were shared with the compensation committee. While risk is inherent in any strategy for growth, based on the results of Mercer’s review, the compensation committee concluded that the company’s compensation programs are not reasonably likely to have a material adverse effect on the company as a whole.

Board Committees

The board has three standing committees: audit committee, compensation committee and nominating and corporate governance committee, each of which is described below. Each committee operates under a written charter adopted by the board. All of the charters are publicly available on our website at www.supermedia.com in the Investor Relations section. You may also obtain a copy of the charters upon written request to our investor relations department at our principal corporate headquarters.

Based upon the recommendations of the nominating and corporate governance committee, the board appoints committee members annually. The table below sets forth the current composition of our board committees.

	Audit Committee	Compensation Committee	Nominating and Corporate Governance Committee
Edward J. Bayone	✓
Robert C. Blattberg			✓(Chair)
Charles B. Carden	✓(Chair)
Robin Domeniconi			✓
Thomas D. Gardner	✓	✓
David E. Hawthorne		✓(Chair)
Thomas S. Rogers		✓	✓

Subject to directors’ re-election at the annual meeting, the composition of the board committees for 2012 will be as follows:

	Audit Committee	Compensation Committee	Nominating and Corporate Governance Committee
Edward J. Bayone	✓		✓(Chair)
Robert C. Blattberg		✓	✓
Charles B. Carden	✓(Chair)
Thomas D. Gardner	✓	✓(Chair)
David E. Hawthorne	✓
Thomas S. Rogers		✓	✓

Audit Committee

The audit committee oversees our accounting and financial reporting processes and the audits of the company’s financial statements. The functions and responsibilities of the audit committee include:

•                  establishing, monitoring and assessing the company’s policies and procedures with respect to business practices, including the adequacy of the company’s internal controls over accounting and financial reporting;

•                  reviewing the annual audited financial statements, the form of audit opinion and quarterly financial statements with management and the company’s independent registered public accounting firm;

•                  reviewing with management, the independent registered public accounting firm and the internal auditors the scope and the planning of the annual audit;

•                  engaging the company’s independent registered public accounting firm and conducting an annual review of the independence of that firm;

•                  pre-approving all audit and permitted non-audit services to be performed by the company’s independent registered public accounting firm;

•                  reviewing the findings and recommendations of the company’s independent registered public accounting firm and management’s response to the recommendations of that firm;

•                  overseeing the internal audit function;

•                  overseeing compliance with applicable legal and regulatory requirements;

•                  overseeing compliance with the company’s code of conduct;

•                  establishing procedures for the receipt, retention and treatment of complaints received by the company regarding accounting, internal accounting controls or auditing matters;

•                  establishing procedures for the confidential, anonymous submission by employees of concerns regarding questionable accounting or auditing matters;

•                  preparing the Audit Committee Report to be included in our annual proxy statement; and

•                  reviewing and reassessing the adequacy of the audit committee charter on an annual basis.

The audit committee may designate one or more subcommittees, each subcommittee to consist solely of independent directors, and the committee may delegate to such subcommittees any of its responsibilities, along with the authority to take action in relation to such responsibilities.

During 2011, the audit committee held eight meetings. Our independent registered public accounting firm reports directly to the audit committee. Each member of the audit committee has the ability to read and understand fundamental financial statements. The board has determined each member of the audit committee is “independent” as defined by the NASDAQ corporate governance standards and Rule 10A-3 of the Securities Exchange Act of 1934. The board has also determined that Mr. Carden meets the requirements of an “audit committee financial expert” as defined by the rules of the Securities and Exchange Commission.

Compensation Committee

The compensation committee establishes, administers and reviews the company’s policies, programs and procedures for compensating our executive officers and the board. The functions and responsibilities of the compensation committee include:

•                  evaluating the performance of and determining the compensation for the company’s executive officers, including its chief executive officer;

•                  administering and making recommendations to the board with respect to the company’s equity incentive plan;

•                  approving, or recommending to the board for approval, and overseeing the execution of compensation and benefit plans for retirees;

•                  reviewing and approving employment and other contracts relating to compensation with the company’s executive officers;

•                  reviewing director compensation policies, objectives and programs and approving, or recommending to the board for approval, the form and amount of director compensation;

•                  preparing the Compensation Committee Report to be included in the annual reports or proxy statement;

•                  overseeing all matters relating to the stockholder approval of executive compensation;

•                  overseeing preparation of the Compensation Discussion and Analysis to be included in the annual report or proxy statement; and

•                  reviewing the adequacy of the compensation committee charter on an annual basis.

The compensation committee may designate one or more subcommittees, each subcommittee to consist solely of independent directors, and the committee may delegate to such subcommittees any of its responsibilities, along with the authority to take action in relation to such responsibilities.

During 2011, the compensation committee held 12 meetings. The board has determined that each member of the compensation committee is “independent” as defined by the NASDAQ corporate governance standards. The compensation committee engaged Mercer to advise it in its work. See further discussion in the Compensation Discussion and Analysis.

Nominating and Corporate Governance Committee

The functions and responsibilities of the nominating and corporate governance committee include:

•                  developing and recommending corporate governance guidelines applicable to the board and the company’s employees;

•                  developing criteria and qualifications for directors to be used in identifying, reviewing and selecting director candidates;

•                  identifying individuals qualified to become directors and considering nominations of director candidates validly made by stockholders;

•                  recommending director nominees;

•                  recommending committee composition and assignments;

•                  overseeing and making recommendations with respect to the development of an effective compliance and ethics program;

•                  reviewing and assessing the adequacy of the company’s code of conduct; and

•                  reviewing the adequacy of the nominating and corporate governance committee charter on an annual basis.

The nominating and corporate governance committee may designate one or more subcommittees, each subcommittee to consist solely of independent directors, and the committee may delegate to such subcommittees any of its responsibilities, along with the authority to take action in relation to such responsibilities.

During 2011, the nominating and corporate governance committee held three meetings. The board has determined that each member of the nominating and corporate governance committee is “independent” as defined by the NASDAQ corporate governance standards.

2011 Director Compensation

Set forth below is a summary of the components of compensation payable to non-management directors, except Mr. Slater, who has waived all director compensation, for board and committee services.

Cash Compensation.  The annual cash retainer for board service is $70,000. The company reimburses directors for all expenses incurred in attending board and committee meetings. The table below shows director fees payable in addition to the annual retainer for 2011.

Service	Fee Amount ($)
Annual Chairman of the Board Fee	70,000
Annual Vice Chairman of the Board Fee	10,000
Annual Audit Committee Chairman Fee	20,000
Annual Compensation Committee Chairman Fee	10,000
Annual Nominating and Corporate Governance Committee Chairman Fee	10,000
Per Board Meeting Fee(1)	1,500
Per Board Committee Meeting Fee	1,500

(1)                                 Board meeting fees are paid only for meetings in addition to the regularly scheduled Board meetings.

Effective as of February 16, 2012, upon the recommendation of the compensation committee, the board approved an increase in: (i) the annual chairman of the board fee to $109,500; (ii) the annual compensation committee chairman fee to $20,000; (iii) per board meeting fee (other than the regularly scheduled board meetings) to $2,000; and (iv) per board committee meeting fee to $2,000.

Annual Equity-Based Compensation.  Non-management directors, except Mr. Slater, generally receive an annual award of restricted stock equal to $70,000 divided by the closing price of our common stock on the grant date. Non-management directors who are first elected or appointed to the board other than at an annual meeting of stockholders receive a prorated award. In either case, the shares of restricted stock vest one year from the date of grant.

On February 24, 2012, in lieu of an annual restricted stock award equal to $70,000, the board granted each non-management director 5,000 shares of restricted stock, with the balance of the award to be payable in cash. The shares of restricted stock granted on February 24, 2012 will vest, and the balance of the award will be paid out in cash, one year from the date of grant.

Emergence Compensation.  Non-management directors who joined the board on December 31, 2009, (except Mr. Slater) received a one-time award of restricted stock units valued at $50,000 to provide a significant equity stake in the company upon initiation of board service and to ensure that the interests of all new directors were aligned with the interests of the company’s stockholders. These one-time awards vest in three equal annual installments beginning on the first anniversary of the grant date. If a director ceases to be a member of the board on or before the third anniversary date of the award, the restricted stock units will vest on a prorated basis by dividing the number of days commencing on the most recent vesting date, and ending on the date of separation from service. The restricted stock units settle upon a director’s departure from the board in good standing.

Director Compensation Table.  The table below sets forth the compensation paid to our non-management directors for service during 2011.

Name(1)	Fees Earned or Paid in Cash	Stock Awards(2)	Total
Edward J. Bayone	$91,242	$70,000	$161,242
Robert C. Blattberg	89,000	70,000	159,000
Charles B. Carden	112,425	70,000	182,425
Robin Domeniconi	79,000	70,000	149,000
Thomas D. Gardner	111,850	70,000	181,850
David E. Hawthorne	105,425	70,000	175,425
Thomas S. Rogers	108,425	70,000	178,425
John Slater(3)	—	—	—
Douglas D. Wheat	$146,000	$70,000	$216,000

(1)                                 Peter J. McDonald, our president and chief executive officer, is not included in this table because he was an employee of the company during 2011 and, therefore, did not receive compensation for his service as a director. See “Executive Compensation—Summary Compensation Table” for a discussion of the compensation earned by Mr. McDonald during 2011.

(2)                                 Represents the aggregate grant date fair value of restricted stock granted to our non-management directors in 2011. Pursuant to the Securities and Exchange Commission rules, the dollar amounts were computed in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718, Compensation-Stock Compensation (“ASC Topic 718”), and exclude the impact of estimated forfeitures related to service-based vesting conditions. See note 12 to the consolidated financial statements in the company’s annual report on Form 10-K for the year ended December 31, 2011, for a description of the assumptions used in determining the accounting expense associated with these awards.

On February 25, 2011, each non-management director, except for Mr. Slater, received an award of 7,936 shares of restricted stock with a grant date fair value of $8.82 per share.  As of December 31, 2011, each non-management director held 9,779 shares of common stock, and 1,317 restricted stock units, except for Mr. Wheat, who held 9,947 shares of common stock and 2,874 restricted stock units. Mr. Slater held no shares. See footnote 3 below.

(3)                                 At his request, Mr. Slater, who was nominated by our largest stockholder to serve on our board, has waived all director compensation. See “Review and Approval of Transactions With Related Persons—Certain Relationships and Related Transactions” for a description of Mr. Slater’s employment relationship with Paulson & Co.

The following table sets forth the number of shares held by each of the non-management directors that are standing for re-election at the 2012 annual meeting of stockholders as of March 26, 2012.

Name of Director	Number of Shares Held(1)
Edward J. Bayone	15,657
Robert C. Blattberg	15,657
Charles B. Carden	15,657
Thomas D. Gardner	15,657
David E. Hawthorne	15,657
Thomas S. Rogers	15,657
John Slater(2)	—
Douglas D. Wheat	15,905

(1)                                 Number of shares reported for all directors, except Mr. Wheat, includes restricted stock awards from 2010 (1,843 shares), 2011 (7,936 shares) and 2012 (5,000 shares) and two-thirds of the restricted stock unit awards from 2010, which partially vested on March 12, 2011 (439 shares) and March 12, 2012 (439 shares). Number of shares reported for Mr. Wheat includes restricted stock awards from 2010 (2,011 shares), 2011 (7,936 shares) and 2012 (5,000 shares) and one-third of the restricted stock unit award from 2010, which partially vested on July 1, 2011 (958 shares).

(2)                             At his request, Mr. Slater, who was nominated by our largest stockholder to serve on our board, has waived all director compensation. See “Review and Approval of Transactions With Related Persons—Certain Relationships and Related Transactions” for a description of Mr. Slater’s employment relationship with Paulson & Co.

Stock Ownership Guidelines

We do not currently have stock ownership guidelines for our non-management directors.  However, all non-management directors who joined the board on December 31, 2009 received an award of restricted stock units that vest in three equal annual installments beginning on the first anniversary of the grant date, but do not settle until after the director’s departure from the board in good standing.  The board believes that the significant value of the restricted stock unit award, together with settlement only upon retirement from the board, helps to ensure that the financial interests of our directors continue to be aligned with those of the company’s stockholders. The compensation committee periodically evaluates whether stock ownership guidelines should be adopted.

COMPENSATION DISCUSSION AND ANALYSIS

Overview

Decisions with respect to compensation for our executive officers, including our president and chief executive officer, are made by the compensation committee of our board of directors (the “committee”). Below we describe the actions and philosophies of the committee during 2011.

The following discussion and analysis is focused primarily on the compensation for our executive officers during 2011, with additional detail provided for our named executive officers. Our “named executive officers” are:

•                  our president and chief executive officer;

•                  our chief financial officer; and

•                  the three other most highly compensated executive officers in 2011 who were serving as executive officers at the end of 2011.

The compensation of our named executive officers is presented in the tables and related information and discussed under “Executive Compensation” following this section.

Executive Summary

Our goal for the executive compensation program is to attract, motivate and retain a talented, entrepreneurial and creative team of executives who will provide leadership for our success in dynamic and competitive markets. We seek to accomplish this goal in a way that rewards individual performance and that is aligned with stockholders’ long-term interests.

Upon the emergence from Chapter 11, all outstanding common stock of the company (then known as Idearc Inc.) was cancelled effective as of December 31, 2009. In addition, all of our then-existing long-term incentive plans were terminated and all outstanding equity incentive awards were cancelled.  Following our reorganization in 2009, the committee undertook a detailed review of our executive compensation program. The overall objective of this effort was to align the interests of our leadership team with our new stockholders and help support our dedicated efforts to significantly reduce operating costs and mitigate declines in revenue. In addition, the committee’s objective was to design our executive compensation program to be market competitive while promoting the pay for performance philosophy.

Our executive compensation program includes a mix of fixed and variable compensation, including base salaries and annual and long-term incentives that create a balance between short-term and long-term focus. Incentive compensation of executive officers is based on a balanced mix of performance measures, including revenue, profitability and total stockholder return. In 2011, we maintained short-term incentive targets (after reducing them in 2010 for each executive officer except the chief executive officer), and reduced the grant value of long-term incentives after making substantial grants in 2010.  Our profitability has met or exceeded the goals established for our short-term incentive plan and the projections published in the disclosure statement associated with our plan of reorganization. In addition, through significant expense control efforts, results in the majority of our financial earnings metrics, including EBITDA (both in terms of dollars and margin percentage) and earnings per share, reflected outperformance of our primary industry peers on a year over year basis.  The company also reduced its total debt outstanding by $426 million in 2011, for a total reduction of over $1 billion in the last two years, through efficient utilization of its cash flows.  As a result, our short-term incentive plan has paid at or above target in 2010 and 2011.

Our long-term incentive grants have the effect of linking executive compensation to the performance of our common stock and effectively align executive pay with the interests of our stockholders. Long-term incentive plan award recipients participate along with the other stockholders in the rise and fall of the company’s share price over the years. The following table sets forth the number of shares of restricted stock and restricted stock units granted to the named executive officers in 2010 and 2011 and the aggregate grant date fair value of the awards, based upon the company’s closing stock price on the grant date. The last column of the table below reflects the 2011 year-end value of the awards, based upon the company’s closing share price on December 30, 2011, the last trading day of the year.

Name	Restricted Stock (#) /Grant Date	Restricted Stock Units(#) /Grant Date	Grant Date Value ($)	2011 Year-End Value ($)
Peter J. McDonald	150,000 12/9/2010	—	1,087,500	396,000
Samuel D. Jones	35,550 3/12/2010	—	1,350,189	93,852
Frank P. Gatto	29,493 3/12/2010	—	1,120,144	77,862
Del Humenik	—	35,000 2/25/2011	308,700	92,400
Cody Wilbanks	33,575 3/12/2010	—	1,275,179	88,638

In addition, all of the stock options granted since our emergence from bankruptcy have an exercise price greater than the current market price of our common stock.

In 2011, the company received a favorable advisory vote on its executive compensation program, with over 92% of the company’s shares voted to approve the executive compensation program. The committee believes this affirms the stockholders’ support of the company’s executive compensation program, and the committee did not change its approach in 2011 based on the results of the advisory vote. The committee will continue to monitor and consider the outcomes of future advisory votes on the company’s executive compensation program when making compensation decisions for the company’s executive officers and will continue to focus on strengthening the pay for performance orientation of our executive compensation program and its alignment with long-term stockholder interests.

Compensation Philosophy and Objectives

In making compensation decisions for our executive officers, the committee is guided by a pay for performance philosophy. The committee believes a significant portion of each executive’s total compensation opportunity should be tied to, and vary with, the relative achievement of the company’s financial, operational and strategic goals and the market value of our common stock.

In designing the compensation program for executive officers, the committee seeks to achieve the following key objectives:

•                  Attract and Retain Talented Executives.  The compensation program should provide each executive officer with a total compensation opportunity that is market competitive. This objective is intended to ensure that the company is able to attract and retain executives who will provide leadership for its success in dynamic and competitive markets while maintaining an appropriate cost structure for the company.

•                  Motivate Executives.  The compensation program should encourage our executive officers to achieve the company’s financial, operational and strategic goals.

•                  Alignment with Stockholders’ Interests.  The compensation program should align executives’ interests with those of our stockholders, promoting actions that will have a long-term positive impact on total stockholder return.

•                  Compensation Should Be Transparent.  The elements of our compensation program should be easily understood by both our executive officers and our stockholders.

Elements of Our 2011 Executive Compensation Program

Our 2011 compensation program for executive officers included the compensation elements summarized in the table below.

Compensation Program Elements	Employees Covered	Description	Key Objectives Promoted

Annual Cash Compensation

Base Salary	All salaried employees	Fixed annual cash compensation paid every two weeks.	Attract and retain talented employees.

Short-Term Incentive Programs	Available to executive officers and eligible employees	Variable cash compensation based on performance achieved against pre-established goals.	Motivate and reward achievement of financial, operational and strategic business goals.

Long-Term Equity-Based Compensation

Stock Options	Executive officers	Stock options that provide participation in the appreciation in the value of the company’s stock.	Attract, retain and motivate talented executives; share price appreciation.

Restricted Stock Units	Executive officers	Shares of stock that vest as a result of continued employment with the company.	Attract, retain and motivate talented executives; align executive and stockholders’ interests.

Retirement Benefits

Savings Plan	Available to eligible employees	A 401(k) retirement savings plan that enables employees to contribute a portion of their compensation with the potential for a company matching contribution.	Designed to be market competitive given that most companies our size provide a 401(k) with a matching component.

Management and Excess Pension Plans	Available to eligible employees hired before 2006

Retirement benefits provided by Verizon prior to the spin-off. The plans were frozen by Verizon Communications Inc. (“Verizon”) in mid-2006. Except for employees whose benefits are grandfathered under this plan, the company no longer offers this benefit.

A legacy obligation transferred to the company in connection with our spin-off in 2006.

Executive Retiree Life Insurance Plan

Available to eligible employees who (i) were within certain salary bands as of December 31, 2001 and (ii) retire with a pension (other than a deferred vested pension) from a plan that is sponsored by Verizon.

Retirement benefits provided by Verizon prior to the spin-off. The plan was frozen by Verizon in January 2002. Except for employees whose benefits are grandfathered under this plan, the company no longer offers this benefit.

A legacy obligation transferred to the company in connection with our spin-off in 2006.

Severance and Change in Control Benefits

Severance Benefits absent a Change in Control	Executive officers	Severance benefits equal to a multiple of salary and short-term incentive in the event of a termination by the company without cause.

Designed to enable the company to attract and retain talented executives and to protect the company’s interests through restrictive post-employment covenants, including non-competition and non-solicitation.

Severance Benefits in connection with a Change in Control	Executive officers	Severance benefits equal to a multiple of salary and short-term incentive in the event of a termination by the company without cause or by the executive for good reason following a change in control.	Designed to ensure that management is able to evaluate any potential change in control transaction objectively and provide for continuity of management in the event of a change in control.

Health and Welfare Benefits

Health and Welfare Benefits	All salaried employees	Health, dental, vision, term life and disability insurance.	Customary benefits that enable the company to attract and retain employees as most companies of our size provide similar benefits.

Financial Planning and Other Benefits	Executive officers	Flexible allowances; financial planning; annual physical exams.	Customary benefits that enable the company to attract and retain employees as most companies of our size provide similar benefits

Committee’s Role in Establishing Compensation

The committee approves, or recommends to the board for approval, all compensation decisions for our executive officers. One of the committee’s key responsibilities is to ensure that our executives are appropriately compensated based upon their performance and contribution to the company’s future growth and profitability.  The committee’s compensation decisions are guided and supported by the company’s compensation philosophy and objectives, which include alignment with stockholders’ interests as a key objective. The committee chair sets the agenda for all committee meetings, with input from management and the committee’s executive compensation advisor.

Advisor to the Committee

The committee has retained Mercer, a wholly-owned subsidiary of Marsh & McLennan Companies, Inc., as its executive compensation advisor. In 2011, Mercer provided the committee with third-party data and advice with respect to its compensation decisions for all of our executive officers, including our president and chief executive officer. While Mercer works closely with the appropriate members of the company’s management team, Mercer reports directly to the committee and only provides services relating to executive compensation matters that are requested and authorized by the committee. The aggregate fees paid for executive compensation consulting services provided to the committee in 2011 were $329,519.

In 2011, the company also retained Mercer to provide services unrelated to executive compensation, including compensation benchmarking surveys, licensing compensation management software and co-sourcing arrangements. The aggregate fees paid for those services, surveys and software in 2011 were $88,987. The committee did not review or approve the other services provided by Mercer, as those services were approved by management in the normal course of business. We have been advised by Mercer that the reporting relationship and compensation of the Mercer consultants who perform executive compensation consulting services for the committee is separate from, and is not determined by reference to, Mercer’s or Marsh & McLennan’s other lines of business and their other work for us. The committee considers these separate reporting relationships and compensation structures, and the other policies and procedures implemented by Mercer, to be adequate to ensure that Mercer’s advice to the committee is objective and not influenced by the other relationships that the company has with Mercer and its Marsh & McLennan affiliates.

Management’s Role in Establishing Compensation

The company’s human resources department administers our executive compensation program. At the request of the committee or management, the executive vice president of human resources is responsible for making proposals to the committee for changes to our executive compensation program. The committee may also request its executive compensation advisor to review and provide suggestions for changes to the compensation program. Our executive vice president of human resources is the primary management contact for the committee chair.

In 2011, our chief executive officer, chief financial officer, executive vice president of human resources and general counsel attended most regularly-scheduled committee meetings to discuss executive compensation matters under consideration by the committee and to answer questions regarding those matters. The committee also regularly met in executive session without management present.

With the participation of our chief executive officer and other company management, the committee annually reviews and approves (or recommends to the board for approval) the corporate goals, objectives, and other key measures relevant to compensation of our executive officers. In consultation with the company management and our chief executive officer, the committee evaluates the performance of other executive officers in light of these agreed upon measures.  The committee then, based on such evaluations and assessment of each executive’s responsibilities and potential for future contributions to the company’s success, determines and approves, or recommends to the Board for approval, such officers’ compensation or changes to compensation, if any.  The chief financial officer participates in committee meetings when performance goal setting or measurement is on the agenda.

With the participation of the company management, the committee also annually reviews and approves (or recommends to the board for approval) the corporate goals, objectives, and other key measures relevant to the compensation of our chief executive officer. The committee evaluates the performance of the chief executive officer in light of these agreed upon measures. The committee then, based on such evaluation, determines and approves, or recommends to the Board for approval, the chief executive officer’s total compensation or changes to compensation, if any. Neither the chief executive officer nor other executive officers or management are directly involved in determining or recommending changes to the chief executive officer’s compensation.

In addition, in determining the total compensation or changes to the compensation of our chief executive officer and other executive officers, the committee also evaluates market data provided by Mercer and other relevant information.

Review of Compensation Program

In determining our executive compensation program, the committee considers the main factors described below. The committee’s actions are influenced by the fact that the company completed its reorganization on December 31, 2009. The committee also takes into account a review by Mercer of our compensation program relative to market practices prevailing among companies recently completing reorganizations.

•                  Market Competitiveness.  The committee reviews market data provided by its executive compensation advisor for each of the executive officers. The committee completes a market study at the beginning of each year to evaluate whether market trends suggest changes to the current compensation program and pay levels of the executives.

•                  Internal Equity.  The committee considers the level of total compensation opportunity for the executive officers in relation to one another and contribution to the company’s performance to ensure that each executive’s contributions to company performance are appropriately reflected.  The committee also considers the relationship between the compensation of our chief executive officer and the company’s other executive officers.

•                  Alignment with Stockholder’s Interests.  The committee considers equity awards to further the alignment of executive’s interests with those of our stockholders.

•                  Individual Performance.  The committee considers each individual executive’s performance and the potential for the executive to expand his or her responsibilities and contributions to the company.

•                  Cost Cutting Efforts.  The committee considers the company’s continuous efforts to reduce operating costs in 2011.

Employment Agreements

President and Chief Executive Officer

In October 2010, the company entered into an interim employment agreement and in December 2010 into a new employment agreement with Peter J. McDonald in connection with his appointment as our president and chief executive officer. The agreement expires on December 13, 2013, unless extended. The agreement provides for an annual base salary of $900,000 and Mr. McDonald is eligible to earn an annual incentive award with a target value equal to 100% of his base salary. Also in connection with his appointment as our president and chief executive officer, Mr. McDonald was awarded (i) a one-time cash payment of $750,000 as a signing incentive and relocation payment; (ii) stock options to purchase 150,000 shares of the company’s common stock; and (iii) a restricted stock award for 150,000 shares of the company’s common stock. For a description of the material terms of Mr. McDonald’s employment agreement, see “Executive Compensation—President and CEO Employment Agreement” and “Executive Compensation—Potential Payments Upon Termination or Change in Control—President and CEO Employment Agreement.”

Other Executive Officers

The company does not have employment agreements with any executive officers except for Mr. McDonald.  Other executive officers are eligible to receive severance benefits and are subject to certain restrictive covenants under the company’s executive transition plan. This plan was approved by the committee in April 2007 and amended and restated in May and November 2010, and was designed primarily to encourage executives to remain employed by the company by providing certain severance protection against involuntary termination of employment with additional severance protection applicable to a termination of employment in connection with a change in control. The company also eliminated gross-up payments associated with excise taxes on severance benefits following a change in control for new participants. For additional information about this plan, see “Executive Compensation—Potential Payments Upon Termination or Change in Control—Executive Transition Plan.”

Benchmarking and Comparator Group

In 2011, the committee reviewed the comparator group of companies in consultation with Mercer and other market data to be used to provide market references in establishing the total compensation opportunity for our executive officers. The comparator group includes companies that are similar to our company and is used to provide market references in establishing the total compensation opportunity for our executive officers.  For 2011, this group comprised:

•	A. H. Belo Corporation	•	Lee Enterprises, Inc.
•	AOL Inc.	•	The McClatchy Company
•	Dex One Corporation	•	Media General, Inc.
•	The E.W. Scripps Company	•	The New York Times Company
•	Gannett Co., Inc.	•	Valassis Communications, Inc.
•	GSI Commerce Inc.	•	Valueclick Inc.
•	Harte Hanks Inc.	•	The Washington Post Company
•	IAC/InterActiveCorp

When reviewing compensation data from the comparator group, the committee considered the peers’ profiles across several metrics including:

SuperMedia Positioning (in July 2011)
Sales	Between 50th and 75th percentile
EBITDA	Between 50th and 75th percentile
Equity market value	Below the 25th Percentile
Enterprise Value	Between 50th and 75th percentile

The committee concluded that the company’s high debt relative to equity made sales, earnings before interest, taxes, depreciation and amortization (“EBITDA”), and enterprise value more valid measures of comparative size than equity market value and concluded, with Mercer’s concurrence,  that the comparator group is a valid group for pay comparisons.

2011 Compensation Program

Throughout 2011, the committee reviewed compensation data from the comparator group, supplemented by benchmark compensation data from relevant executive compensation surveys, in order to evaluate proposed annual base salaries and incentive award opportunities for 2011. The committee’s primary objective was to balance the need to offer appropriate compensation opportunities to the company’s executives with the company’s need to reduce operating expenses.  In addition, the committee took into consideration the reintroduction of stock-based incentives as a component of executive officer pay in 2010, in order to further the alignment between executive compensation and stockholders’ interests.

Based on these objectives, the committee decided to keep 2011 base salaries and annual incentive targets at the same level as in 2010, since annual incentive targets were reduced in 2010 as a percent of base salary for all of the company’s executive positions except for the chief executive officer.

While the committee used market competitiveness as a guideline, it also considered individual performance, changes in responsibilities from the prior year, experience, potential for future contributions, internal pay equity and the current economic conditions impacting our business and industry. In addition, the committee exercised its judgment regarding the appropriate compensation levels necessary to retain individuals qualified and motivated to lead the company through the current market and industry conditions.

Base Salary

Base salaries provide our executive officers with a predictable level of income. The committee typically reviews base salaries of our executive officers on an annual basis. During the committee’s review of base salaries for executive officers for 2011, the committee primarily considered market data provided by the committee’s advisor, individual responsibilities, performance and experience of the executive officer, recommendations made by our chief executive officer, internal pay equity among all of our executive officers and requirements to attract key talent to the organization.

In 2011, the committee reviewed market data indicating the market position of our executive officers relative to similar positions at the companies comprising the comparator group. Based upon this market data and consideration of the other factors described above, the committee determined not to increase the base salaries of our named executive officers in 2011.  The committee approved a company-wide budget of 3% for base salary increases in 2012 for all employees, including our executive officers, effective April 1, 2012.

Incentive Compensation

In February 2011, the committee approved grants of stock option and restricted stock unit awards under the company’s 2009 long-term incentive plan, effective as of February 25, 2011. The stock options and restricted stock units vest over three years in equal installments of one-third on the first, second, and third anniversaries of the grant date. Pursuant to the terms of the company’s 2009 long-term incentive plan and award agreements, all unvested options and restricted stock units will terminate upon the employee’s termination of employment with the company for any reason on or before the third anniversary date of the award, except that the committee, at its sole option and election, may permit unvested options or restricted stock units not to terminate if the employee is terminated without cause. If a change in control occurs on or before the third anniversary date of the award, all unvested options and restricted stock units will immediately vest.

The differences in the equity awards between the named executive officers were primarily the result of differences in the applicable estimated market level of equity compensation for their positions, and not the application of any formula designed to maintain differentials between the officers.

The following named executive officers were granted options to purchase shares of our common stock and restricted stock units in the amounts set forth below:

Name	Stock Options	Restricted Stock Units
Samuel D. Jones	40,000	—
Frank P. Gatto	10,000	—
Del Humenik	20,000	35,000
Cody Wilbanks	16,000	—

In February 2011, the committee approved target opportunities for each named executive officer under the 2011short-term incentive compensation plan, pursuant to the company’s 2009 long-term incentive plan. The target awards were set at a percentage of the individual executive officer’s base salary and were the same as 2010 short-term incentive targets. Award opportunities were subject to the company achieving levels of performance for the following metrics:

•                  Earnings Before Interest, Taxes, Depreciation and Amortization (EBITDA).  The committee selected this metric because it provides a measure of the company’s performance and ability to service debt and reinvest in growth initiatives. The committee also believes EBITDA to be a strong indicator of the company’s cash flow, which the committee determined to be an important metric given the company’s level of indebtedness. EBITDA is a non-GAAP measure. The committee calculated EBITDA by adding GAAP depreciation and amortization to GAAP operating income. The committee also added the costs related to restructuring, certain one-time compensation and benefit costs and fresh start accounting items. The committee retained discretion to adjust EBITDA for unusual or one-time items.

•                  Multi-product Ad Sales.  The committee selected this metric because it is useful for comparing advertising sales for current advertising periods to corresponding sales for previous periods. The committee retained discretion to adjust multi-product ad sales for unusual or one-time items.

The committee decided that the performance metrics should be weighted 70% for EBITDA and 30% for multi-product ad sales to balance the company’s focus on revenue growth and cash flows to service debt and other initiatives. The committee also established threshold, target and maximum levels of performance for each metric. No payments would be made for performance that is below the threshold for either metric and the maximum award payable for performance at or above the pre-determined maximum level is equal to 200% of an executive officer’s target opportunity. The following table illustrates potential payouts associated with various levels of performance under the plan.

		Performance Goals as a Percent of Target
Performance Metrics	Weight	Below Threshold	Between Threshold and Target	Target	Between Target and Maximum	At or Above Maximum
EBITDA	70%	<90%	90% to 99%	100%	101% to 119%	120%
Multi-product Ad Sales	30%	<92%	92% to 99%	100%	101% to 109%	110%
Potential payout as a percent of target:		0%	25% to 99%	100%	101% to 199%	200%

In accordance with the terms of the short-term incentive plan, an executive officer’s actual payout may be increased or decreased based on individual performance. The performance evaluation includes objective measures established for each executive officer.

The following table sets forth the threshold, target and maximum levels of performance, the weights of each performance metric and performance attained for each of these metrics in 2011.

		Performance Goals ($ in millions)			% Target Award Attained
Performance Metrics	Weight	Threshold	Target	Maximum	Actual
EBITDA	70%	$540	$600	$720	115%
Multi-product Ad Sales	30%	$1,503	$1,634	$1,797	83%

In February 2012, the committee reviewed the company’s performance against the specified performance metrics under the 2011 short-term incentive plan. The committee considered the extraordinary business-related items that impacted short-term incentive plan performance and evaluated adjustments to plan targets and results that included extraordinary items.

Based on overall company performance for 2011, including adjustments for extraordinary items related to both EBITDA and multi-product ad sales, the calculated payout for executive officers was 101.04% of target.  In order to balance the company’s above-target performance on EBITDA with below-target performance on multi-product ad sales, the committee exercised discretion and determined that the short-term incentive plan payout for 2011 would be fixed at 100%, resulting in target award values for each of the company’s named executive officers. The awards were paid in February 2012. The amounts paid to the named executive officers under the annual incentive plan are included in the Summary Compensation Table under “Non-Equity Incentive Plan Compensation.”

As previously described, the committee approved 2011 target short-term incentive opportunities for each named executive officer that were the same as the 2010 short-term incentive targets, except for our chief executive officer. The following table sets forth the short-term incentive target opportunities and the actual 2011 short-term incentive award payouts based on performance achieved under the 2011 short-term incentive plan, as a percentage of base salary, for each of our named executive officers that had an opportunity to earn a short-term incentive award in 2011.

Name	2011 Target Annual Incentive Opportunity (% of base salary)	Actual 2011 Award Payout (% of base salary)
Peter J. McDonald	100%	100%
Samuel D. Jones	75%	75%
Frank P. Gatto	70%	70%
Del Humenik	70%	70%
Cody Wilbanks	70%	70%

As part of its compensation review with respect to key management personnel, the committee approved an award of special bonuses to two of our executive officers in recognition of their significant contributions during 2011. The committee approved the payment of a special bonus in the amount of $100,000 to Mr. Jones, the company’s chief financial officer, for his leadership in the company’s expense reduction initiatives that contributed to the improvement in operating results that the committee considers significant to the company’s deleveraging effort, which resulted in efficient utilization of cash flows to reduce our senior secured term loans by $426 million in 2011. The committee also approved a special bonus in the amount of $100,000 to Mr. Humenik, the company’s executive vice president –sales, to recognize his efforts in developing and implementing the transition to the company’s new business model focused on becoming a trusted marketing partner for small and medium businesses across search, mobile, social and traditional media, designed to effectively connect advertisers with their target audiences through a variety of digital advertising solutions.

Other Benefits

Our executive officers are eligible to participate in various benefit plans available generally to our employees. Under these plans, all employees are entitled to access to health, dental, vision, term life insurance and disability coverage. All employees, including our executive officers, are also eligible to receive vacation, sick leave and other paid holidays. Former employees of Verizon’s directories business and employees with at least 13 1/2 years of service as of June 30, 2006 are also entitled to post-retirement medical benefits. We assumed this obligation to provide post-retirement medical benefits from Verizon in connection with the spin-off in 2006.

The executive officers are also eligible to receive the following benefits:

•                  annual physical examinations;

•                  financial planning resources, services and assistance; and

•                  flexible allowances.

The company also reimburses a portion of the premiums associated with whole life insurance policies for those executive officers who received this benefit as Verizon employees prior to the spin-off in 2006. In addition, the company provides these executive officers with payments for taxes owed by the executives as a result of the premiums reimbursed by the company. This benefit was provided by Verizon prior to the spin-off in 2006. For 2011, the committee decided to continue to provide this benefit only to those executive officers who were eligible to receive it from Verizon prior to the spin-off. In 2011, only Mr. Gatto received this benefit.

The committee approved the flexible allowance for executives in lieu of other benefits historically provided by our former parent company, such as car allowances and club dues.  For additional information regarding benefits provided by the company, see the “Executive Compensation—Summary Compensation Table—All Other Compensation.”

Savings Plan

Our executive officers and other employees are eligible to participate in the SuperMedia Savings Plan. Participants can elect to contribute to this plan on a pre-tax and/or post-tax basis and receive a company matching contribution of up to 6% of eligible compensation, which includes base salary and annual short-term incentives, subject to applicable Internal Revenue Service limitations. Management employees are eligible for an additional company matching contribution under the plan of up to 3% of eligible compensation if company performance criteria, established by the committee, are met. For 2011, based on the company’s relative achievement against these measures, the committee determined that no supplemental contributions would be made.

Pension Plans

In connection with the spin-off, Verizon transferred to the company certain pension assets and liabilities related to our employees, including some of our executive officers. The benefit obligations are now provided under company pension plans. These plans were frozen by Verizon and do not accept new participants. For a description of these plans and the benefits payable to the named executive officers, see “Executive Compensation—2011 Pension Benefits.”

Potential Benefits and Payments upon Severance and Change in Control

We provide our executive officers with severance benefits in the event of a termination of employment without cause or in connection with a change in control of the company. These benefits are provided to our president and chief executive officer pursuant to his employment agreement. For our other executive officers, these benefits are provided pursuant to the company’s executive transition plan. The severance benefits are designed to assist the company in attracting and retaining talented executives. In addition, the change in control severance benefits are intended to (a) ensure that our executives are able, as a practical matter, to evaluate any potential change in control transaction objectively, (b) encourage executives to remain employed by the company in the event a change in control becomes a real possibility and (c) protect the company’s interests through restrictive post-employment covenants, including noncompetition and nonsolicitation. For additional information, see “Executive Compensation—Potential Payments Upon Termination or Change in Control.”

Stock Ownership Guidelines

We currently have stock ownership guidelines only for Mr. McDonald, our president and chief executive officer. Pursuant to his employment agreement, Mr. McDonald is required to maintain ownership of at least 50% of the vested restricted stock (net of any shares withheld to pay taxes) and exercised stock options awarded to Mr. McDonald under his employment agreement during the term of his employment with the company and for six months thereafter. These stock ownership guidelines terminate in the event of Mr. McDonald’s death or disability.

Hedging Transactions

As part of the company’s code of conduct, we have a policy prohibiting employees from engaging in transactions involving risks associated with the fluctuations in the company’s share price.

Impact of Regulatory Compliance

Deductibility of Compensation

Section 162(m) of the Internal Revenue Code places a limit of $1,000,000 on the amount of compensation the company may deduct for federal income tax purposes in any one year with respect to the chief executive officer and the next four most highly compensated officers (excluding the principal financial officer) who were serving as executive officers as of the last day of the applicable year. Performance-based compensation that meets certain requirements is excluded from this limitation.

The committee considers the anticipated tax treatment to the company and to our executive officers of various payments and benefits. However, the deductibility of certain compensation payments depends upon the timing of an executive’s vesting or exercise of previously granted awards, as well as interpretations and changes in the tax laws and other factors beyond the committee’s control. For these and other reasons, including the need to maintain flexibility in compensating executive officers in a manner designed to promote varying corporate goals, the committee will not necessarily, or in all circumstances, limit executive compensation to that which is deductible under Section 162(m) and has not adopted a policy requiring that all compensation be deductible.

The committee will also consider various practicable alternatives to preserving the deductibility of compensation payments and benefits to the extent consistent with its other compensation objectives. The committee may establish performance criteria in an effort to ensure the deductibility of short-term cash incentives and also the deductibility of compensation resulting from equity awards made under the long-term incentive plan. Base salary does not qualify as performance-based compensation under Section 162(m). The company currently expects that all compensation paid to the named executive officers in 2011 will be deductible by the company.

Taxation of Nonqualified Deferred Compensation

To the extent the committee permits executive officers to defer their own compensation, or commits to deliver compensation at a later date than when earned and vested, the committee will make efforts to ensure that the requirements of Section 409A of the Internal Revenue Code are satisfied. Failure to satisfy Section 409A requirements could subject the executive officers receiving nonqualified deferred compensation to a 20% excise tax.

COMPENSATION COMMITTEE REPORT

The compensation committee is currently comprised of three directors: David E. Hawthorne (Chair), Thomas D. Gardner and Thomas S. Rogers. The members of the compensation committee reviewed and discussed the Compensation Discussion and Analysis with management. Based on this review and discussion, the members of the compensation committee recommended to our board of directors that the Compensation Discussion and Analysis be included in the company’s annual report on Form 10-K for the year ended December 31, 2011 and this proxy statement on Schedule 14A.

David E. Hawthorne, Chair

Thomas D. Gardner

Thomas S. Rogers

EXECUTIVE COMPENSATION

The following executive compensation tables and related information are intended to be read together with the more detailed disclosure regarding our executive compensation program presented under the caption “Compensation Discussion and Analysis” above.

Summary Compensation Table

The following table sets forth information regarding the compensation of our named executive officers.

Name and Principal Position	Year	Salary	Bonus		Stock Awards		Option Awards(3)	Non-Equity Incentive Plan Compensation(4)	Change in Pension Value(5)	All Other Compensation(6)	Total
Peter J. McDonald	2011	$900,000	—		—		—	$900,000	—	$34,788	$1,834,788
President and Chief Executive Officer	2010	204,231	$850,000		$1,087,500		$628,500	—	—	3,115	2,773,346

Samuel D. Jones	2011	450,000	100,000	(1)	—		210,800	337,500	242,742	46,075	1,387,117
Executive Vice President,	2010	447,500	225,000		1,350,189		—	428,996	221,814	49,390	2,722,889
Chief Financial Officer and Treasurer	2009	382,500	225,000		—		—	291,160	257,852	47,062	1,203,574

Frank P. Gatto	2011	400,000	—		—		52,700	280,000	69,273	102,812	904,785
Executive Vice President—Operations	2010	398,500	160,000		1,120,144		—	355,908	79,639	103,099	2,217,290
	2009	385,000	160,000		—		—	213,460	105,283	95,565	959,308

Del Humenik	2011	450,000	100,000	(1)	308,700	(2)	105,400	315,000	—	77,084	1,356,184
Executive Vice President—Sales

Cody Wilbanks	2011	425,000	—		—		84,320	297,500	124,628	39,686	971,134
Executive Vice President, General	2010	419,500	212,500		1,275,179		—	378,152	183,987	39,343	2,508,661
Counsel and Secretary	2009	352,134	212,500		—		—	208,420	182,911	44,675	1,000,640

(1)                                     As part of its compensation review with respect to key management personnel, the committee approved an award of special bonuses to two of our executive officers in recognition of their significant contributions during 2011. The committee approved the payment of a special bonus in the amount of $100,000 to Mr. Jones, the company’s chief financial officer, for his leadership in the company’s expense reduction initiatives that contributed to the improvement in operating results that the committee considers significant to the company’s deleveraging effort, which resulted in efficient utilization of cash flows to reduce our senior secured term loans by $426 million in 2011. The committee also approved a special bonus in the amount of $100,000 to Mr. Humenik, the company’s executive vice president —sales, to recognize his efforts in developing and implementing the transition to the company’s new business model focused on becoming a trusted marketing partner for small and medium businesses across search, mobile, social and traditional media, designed to effectively connect advertisers with their target audiences through a variety of digital advertising solutions.

(2)                                     For 2011, this value represents the grant date fair value of the restricted stock unit award granted to Mr. Humenik.  The dollar amounts were computed in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718, Compensation—Stock Compensation (“ASC Topic 718”) as required by the Securities and Exchange Commission regulations, and exclude the impact of estimated forfeitures related to service-based vesting conditions. See note 12 to the consolidated financial statements in the company’s annual report on Form 10-K for the year ended December 31, 2011, for a description of the assumptions used in determining the accounting expense associated with these awards.

(3)                                     For 2011, this value represents the grant date fair value of nonqualified stock option awards granted to each of the named executive officers, except for Mr. McDonald.  The dollar amounts were computed in accordance with ASC Topic 718 as required by the Securities and Exchange Commission regulations, and exclude the impact of estimated forfeitures related to service-based vesting conditions. See note 12 to the consolidated financial statements in the company’s annual report on Form 10-K for the year ended December 31, 2011, for a description of the assumptions used in determining the accounting expense associated with these awards.

(4)                                    Represents cash awards made under the company’s short-term incentive plan, as described in “Compensation Discussion and Analysis—Incentive Compensation.”

(5)                                     Represents the year-to-year increase in pension value for each of the named executive officers that participate in the company’s pension plans.  Mr. McDonald and Mr. Humenik do not participate in the company’s pension plans.  See “2011 Pension Benefits” for additional information.

(6)                                     Includes compensation as described under “All Other Compensation” below.

All Other Compensation

The table below sets forth the components of compensation for 2011 included in the “All Other Compensation” column in the Summary Compensation Table above.

Name	Flexible Allowance	Company Contributions to Savings Plan	Financial Planning	Physical Examination	Other		Total
Peter J. McDonald	$26,400	$7,350	$1,038	$—	$—		$34,788
Samuel D. Jones	15,600	15,267	13,055	2,153	—		46,075
Frank P. Gatto	15,600	20,825	13,055	1,819	51,513	(1)	102,812
Del Humenik	15,600	7,981	13,055	—	40,449	(2)	77,085
Cody Wilbanks	15,600	21,315	—	2,771	—		39,686

(1)                                 This aggregate amount includes $32,737 paid in premiums for whole life insurance and $18,777 in reimbursement for taxes associated with the portion of the life insurance premiums that the company pays on behalf of Mr. Gatto. This benefit is a carry-over benefit that was provided to Mr. Gatto by Verizon prior to and after the company spun off from Verizon in 2006.

(2)                                 During 2011, the company assisted Mr. Humenik with household relocation in connection with his employment with the company.  This represents the aggregate value of relocation services provided to Mr. Humenik.

2011 Grants of Plan-Based Awards

The table below sets forth information about plan-based awards granted to our named executive officers during 2011 under the company’s short-term incentive plan and long-term incentive plan. In this table, the short-term incentive plan is abbreviated as “STI” and awards under the long-term incentive plan are abbreviated as “RSU” for restricted stock units and “SOA” for stock option awards.

						All Other
						Stock	All Other
						Awards:	Option
						Number	Awards:		Grant Date
			Estimated Future Payouts			of	Number of	Exercise or	Fair Value
			Under Non-Equity			Shares of	Securities	Base Price of	of Stock and
		Grant	Incentive Plan Awards(1)			Stock or	Underlying	Option	Option
Name	Type	Date	Threshold	Target	Maximum	Units(2)	Options(3)	Awards	Awards(4)
Peter J. McDonald	STI	—	$810,000	$900,000	$1,800,000

Samuel D. Jones	SOA	2/25/11					40,000	$8.82	$210,800
	STI	—	303,750	337,500	675,000

Frank P. Gatto	SOA	2/25/11					10,000	8.82	52,700
	STI	—	252,000	280,000	840,000

Del Humenik	SOA	2/25/11					20,000	8.82	105,400
	RSU	2/25/11				35,000			308,700
	STI	––	283,500	315,000	630,000

Cody Wilbanks	SOA	2/25/11					16,000	8.82	84,320
	STI	––	267,750	297,500	595,000

(1)                                  Represents the potential payouts for awards granted under the company’s short-term incentive plan for 2011. These awards were subject to the attainment of specified performance targets. The performance targets and target award multiples for determining award payouts are described under “Compensation Discussion and Analysis—Incentive Compensation.” Actual amounts paid under our incentive plans to our named executive officers are reported in the Summary Compensation Table under the “Non-Equity Incentive Plan Compensation” column.

(2)           These restricted stock units vest in three equal installments beginning on the first anniversary of the grant date.

(3)           These non-qualified stock options vest in three equal installments beginning on the first anniversary of the grant date.

(4)           Represents the aggregate grant date fair value of each equity incentive award. The dollar amounts were computed in accordance with ASC Topic 718.

Employment Agreements

President and CEO Employment Agreement

In connection with his appointment as president and chief executive officer, Peter J. McDonald entered into an employment agreement with the company in December 2010. The agreement expires on December 13, 2013, unless extended. The agreement provides for an annual base salary of $900,000 and Mr. McDonald is eligible to earn a target annual short-term incentive award of 100% of his base salary. In addition, Mr. McDonald also received (i) a one-time cash payment of $750,000 as a signing and relocation payment; (ii) stock options to purchase 150,000 shares of the company’s common stock; and (iii) a restricted stock award of 150,000 shares of the company’s common stock. Mr. McDonald is entitled to receive employee benefits provided to senior executives at a level commensurate with his position.

Under his employment agreement, Mr. McDonald is entitled to receive payments upon the termination of his employment under certain circumstances. These payments are described under “Potential Payments Upon Termination or Change in Control—President and CEO Employment Agreement.” Mr. McDonald does not participate in, and is not entitled to receive any payments or other benefits under, the company’s executive transition plan.

Outstanding Equity Awards at 2011 Fiscal Year-End

The following table sets forth the number and value of shares of restricted stock, restricted stock units and stock options held by each named executive officer that were outstanding as of December 31, 2011. The value of restricted stock awards was calculated based on a price of $2.64 per share, the closing price of the company’s common stock on December 30, 2011, the last trading day of the year.

	Option Awards					Stock Awards
Name	Number of Securities Underlying Unexercised Options Exercisable	Number of Securities Underlying Unexercised Options Unexercisable		Option Exercise Price	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested		Market Value of Shares or Units of Stock That Have Not Vested
Peter J. McDonald	50,000	100,000	(1)	$7.25	12/09/2020	100,000	(3)	$264,000
Samuel D. Jones	––	40,000	(2)	8.82	02/25/2021	23,700	(3)	62,568
Frank P. Gatto	––	10,000	(2)	8.82	02/25/2021	19,662	(3)	51,908
Del Humenik	––	20,000	(2)	8.82	02/25/2021	35,000	(4)	92,400
Cody Wilbanks	––	16,000	(2)	8.82	02/25/2021	22,383	(3)	59,091

(1)                                 The remaining unvested portion of this stock option award is scheduled to vest as to one-third of the original number of shares granted on each of the next two anniversary dates of the award.

(2)                                 The stock options were granted to Messrs. Jones, Gatto, Humenik and Wilbanks on February 25, 2011.  The stock option awards are scheduled to vest in three equal annual installments beginning on the first anniversary of the grant date.

(3)                                 Restricted stock awards were granted to Messrs. Jones, Gatto, and Wilbanks on March 12, 2010. Mr. McDonald’s restricted stock award was granted to him on December 9, 2010, under his employment agreement.  The restricted stock awards vest in three equal annual installments beginning on the first anniversary of the grant date.

(4)                                 Restricted stock units were granted to Mr. Humenik on February 25, 2011.  They are scheduled to vest in three equal annual installments beginning on the first anniversary of the grant date.

2011 Stock Vested

The following table sets forth information about the vesting of shares of restricted stock held by our named executive officers during 2011. No options were exercised during 2011.

	Stock Awards
Name	Number of Shares Acquired on Vesting	Value Realized on Vesting(1)
Peter J. McDonald	50,000	$122,500	(2)
Samuel D. Jones	11,850	70,034	(3)
Frank P. Gatto	9,831	58,101	(3)
Del Humenik	––	––
Cody Wilbanks	11,192	66,145	(3)

(1)                                 Represents the number of shares of restricted stock that vested multiplied by the per-share closing price of the company’s common stock on the date each award vested.

(2)                                 This restricted stock award was granted on December 9, 2010 and vested on December 9, 2011.

(3)                                 This restricted stock award was granted on March 12, 2010 and vested on March 12, 2011.

2011 Pension Benefits

Our named executive officers participating in the Verizon pension plans prior to our spin-off in 2006 participate in the SuperMedia pension plan for management employees (the “management plan”) and the SuperMedia excess pension plan (the “excess plan”). In addition to the management plan and excess plan, Messrs. Jones and Wilbanks participate in the former GTE Corporation (predecessor to Verizon) executive retiree life insurance plan (the “ERLIP”) that was designed to provide additional retirement income to certain management employees. These plans provide for benefits that were provided to these named executive officers under Verizon plans prior to the spin-off in 2006. These plans were frozen by Verizon and do not accept new participants. Brief descriptions of the plans are provided below.

Management Plan

The management plan is a noncontributory, tax-qualified pension plan for salaried employees who previously participated in Verizon pension plans prior to our spin-off from Verizon in 2006. Benefits are based on a cash balance formula that provided for pay credits ranging from 4% to 7% of annual eligible pay up to the applicable IRS limit, for each year of pension accrued service. Participants no longer receive pay credits. In general, eligible pay included base salary and short-term incentives, exclusive of certain senior management or other incentive compensation, and other similar types of payments. Participant accounts receive monthly interest credits based upon the prevailing market yields on certain U.S. Treasury obligations.

As part of the transition to a cash balance formula, all participants with at least ten years of service with Verizon as of January 1, 2002, could receive benefits under an alternative benefit formula, referred to as the “highest average pay formula,” if that formula provided a larger benefit than the cash balance formula. Under this alternative formula, benefits are equal to 1.35% of eligible pay for each year of pension accrual service, based on the highest average annual salary during any five consecutive years of employment, up to the applicable IRS limit. Each of the named executive officers that participate in the management plan has his or her benefits under the plan calculated under the highest average pay formula.

Benefits under the management plan are payable in a lump sum or an annuity, at the participant’s election. Lump sum benefits are generally equal to the greater of the participant’s cash balance account or the actuarial value of the highest average pay formula, if applicable. Annuity benefits are generally equal to the greater of the actuarial value of a participant’s cash balance account or the highest average pay formula, if applicable.

Under the plan, a participant must have 75 points (age plus years of service) with at least 15 years of service to be retirement eligible. Existing participants may earn additional years of service for the purpose of determining retirement eligibility. Retirement-eligible participants who retire before the normal retirement age, under the plan, are entitled to their full, unreduced pension benefit if they have reached age 55 before they retire. For retirement-eligible participants who retire before reaching age 55, the pension benefit is reduced 3% for each year up to a maximum of 18%. Of our current named executive officers, only Mr. Jones, Mr. Gatto and Mr. Wilbanks are retirement eligible.

Excess Plan

The excess plan is an unfunded non-qualified plan that provides supplemental retirement benefits to the participating named executive officers and other eligible employees. The excess plan provides benefits under the same formulas as the management plan, but only with respect to compensation that cannot be taken into account under the management plan because it exceeds the applicable IRS limit. Benefits under the excess plan are payable in a lump sum and are paid following a participant’s termination of employment. Benefits under the excess plan may not be paid to the participating named executive officers and other key employees until at least six months following termination of their employment with the company.

Executive Retiree Life Insurance Plan

The ERLIP is an unfunded non-qualified former GTE Corporation plan that was designed to provide additional retirement income to executives. In order to be eligible to receive benefits under the ERLIP a participant (i) must have been within certain salary bands as of December 31, 2001 and (ii) must retire with a pension (other than a deferred vested pension) from a plan that is sponsored by Verizon or participating affiliate.  The exclusion of a participant who was eligible for a deferred vested pension is waived if the employee has attained age 60 as of his or her termination date and has at least 10 years of net credited service. Benefits under the ERLIP are payable in a lump sum and are paid following a participant’s termination of employment. Benefits under the ERLIP may not be paid to participating named executive officers and other key employees until at least six months following termination of their employment with the company. There is no minimum or maximum benefit under the ERLIP. The amount of the ERLIP lump sum is determined by multiplying an employee’s annual base salary in effect immediately prior to retirement by a multiplier ranging between 1.0 and 3.0, depending on the employee’s salary band at the time of retirement. The ERLIP benefit is calculated using the ERLIP pension commencement date and the participant’s age, actuarial factors and interest rates in effect as of that date.

Effective January 1, 2002, ERLIP-eligible senior management participants were given the option of foregoing their ERLIP benefit for a new Verizon life insurance program. Mr. Gatto elected to participate in the new Verizon life insurance program. Messrs. Jones and Wilbanks, who were not members of senior management at the time of the election, retained their ERLIP benefit. The ERLIP was frozen by Verizon in January 2002, and except for employees whose benefits are grandfathered under the ERLIP, no other employees are eligible to participate in this plan.

Pension Benefits Table

The table below shows the actuarial present value of accumulated benefits and the number of years of service credited under the plans as of December 31, 2011, as well as payments made to our named executive officers during 2011.

Name	Plan Name	Number of Years Credited Service(1)	Present Value of Accumulated Benefit(2)	Payments During Last Fiscal Year
Peter J. McDonald(3)	—	—	—	—
Samuel D. Jones	Management Plan	25.00	$865,853	—
	Excess Plan	25.00	152,675	—
	ERLIP	25.00	431,191	—
Frank P. Gatto	Management Plan	29.50	1,296,068	—
	Excess Plan	29.50	54,943	—
Del Humenik(3)	—	—	—	—
Cody Wilbanks	Management Plan	21.00	895,820	—
	Excess Plan	21.00	121,987	—
	ERLIP	21.00	574,308	—

(1)                                 Equal to the number of years credited service under the applicable legacy Verizon plan. Participants in the plans do not receive credit for additional years of service other than for determining retirement eligibility.

(2)                                 The present value for management and excess plans’ benefits has been calculated based on the age at which the named executive officer may retire without any reduction in benefits and consistent with the assumptions described in note 9 to the consolidated financial statements in the company’s annual report on Form 10-K for the year ended December 31, 2011. The present value for the ERLIP benefit has been calculated using the same actuarial assumptions as used for the present values in the management plan and the excess plan.

(3)                                 Mr. McDonald and Mr. Humenik do not participate in these plans.

Potential Payments Upon Termination or Change in Control

President and CEO Employment Agreement

The employment agreement with our president and chief executive officer provides for payments and benefits to Mr. McDonald in the event his employment is terminated under the circumstances described below. Under the terms of his employment agreement, Mr. McDonald does not participate in the company’s executive transition plan described under “Executive Transition Plan” below.

Termination Without Cause or for Good Reason.  If the company terminates Mr. McDonald’s employment without cause or Mr. McDonald terminates his employment for good reason, then, subject to his satisfaction of certain conditions, Mr. McDonald is entitled to receive the following payments and benefits:

•                  an amount equal to 1.5 times (a) his base salary at the rate in effect when the notice of termination is given, plus (b) his target short-term incentive award for the calendar year in which the termination occurs;

•                  an amount equal to his unpaid base salary earned through the date of termination, unpaid vacation time and unpaid short-term incentive award earned for the preceding year;

•                  accelerated vesting of the portion of the unvested restricted stock and option awards granted under the employment agreement that are scheduled to vest on the next anniversary of the grant date;

•                  for up to 12 months, the company will pay the cost of COBRA continuation coverage to the extent Mr. McDonald, his spouse and/or dependents are eligible for and entitled to receive COBRA continuation coverage; and

•                  all other vested benefits, including the right to indemnification, due in accordance with then-existing employee benefit plans, other than the company’s executive transition plan, policies and practices.

Under the employment agreement, Mr. McDonald is deemed to have been terminated without cause if he is terminated for any reason other than:

•                  a felony conviction or misdemeanor conviction involving theft, embezzlement, dishonesty or moral turpitude;

•                  a willful act or omission constituting dishonesty, fraud or other malfeasance;

•                  willful and continued failure to substantially perform the duties of his position; or

•                  a breach by Mr. McDonald of his material obligations under the employment agreement.

Mr. McDonald is deemed to have terminated his employment for good reason if the termination follows:

•                  any diminution in title, position, duties or responsibilities;

•                  re-assignment of direct reporting relationship to anyone other than the board;

•                  assignment of duties materially inconsistent with scope of duties or responsibilities under the employment agreement;

•                  a material reduction in target bonus opportunities;

•                  a required relocation of his principal place of employment of more than 50 miles; or

•                  a material breach by the company of any of its obligations under the employment agreement.

Termination in Connection with a Change in Control.  If the company terminates Mr. McDonald’s employment without cause or Mr. McDonald terminates his employment for good reason during the period beginning three months prior to the date of a change in control and ending on the second anniversary of the change in control, then, subject to Mr. McDonald’s satisfaction of certain conditions, he is entitled to receive the payments and benefits described above, except that the multiplier for the severance payment will be changed from 1.5 to 3, all unvested equity awards granted under the employment agreement will fully and immediately vest and the subsidized COBRA coverage will be available for 18 months.

Under the employment agreement, a change in control is defined in the same manner as in the 2009 long-term incentive plan (as described below under “One-Time Restricted Stock Awards”).

Termination Due to Death or Disability.  If Mr. McDonald’s employment terminates due to death or is terminated by the company due to disability, he (or his beneficiary) is entitled to receive:

•                  an amount equal to his unpaid base salary earned through the date of termination, unpaid vacation time and unpaid short-term incentive award earned for the preceding year;

•                  the short-term incentive award that would have been earned by him for the year in which the termination occurs if his employment had not terminated, prorated for the number of days elapsed since the beginning of that year to the date of termination;

•                  accelerated vesting of the portion of the unvested restricted stock and option awards granted under the employment agreement that are scheduled to vest on the next anniversary of the grant date;

•                  for up to 18 months, the company will pay the cost of COBRA continuation coverage to the extent Mr. McDonald, his spouse and/or dependents are eligible for and entitled to receive COBRA continuation coverage; and

•                  all other vested benefits, including the right to indemnification, due in accordance with then-existing employee benefit plans, other than the company’s executive transition plan, policies and practices.

Termination Due to Expiration of Employment Term.  If Mr. McDonald’s employment terminates due to the expiration of the employment term under the agreement, he is entitled to receive:

•                  an amount equal to 1.5 times (a) his base salary at the rate in effect when the notice of termination is given, plus (b) his target short-term incentive award for the calendar year in which the termination occurs;

•                  an amount equal to his unpaid base salary earned through the date of termination, unpaid vacation time and unpaid short-term incentive award earned for the preceding year;

•                  immediate vesting of the portion of the unvested restricted stock and option awards granted under the employment agreement that are scheduled to vest on the first anniversary of the expiration of the employment term had the executive remained employed through such anniversary; and

•                  all other vested benefits, including the right to indemnification, due in accordance with then-existing employee benefit plans, other than the company’s executive transition plan, policies and practices.

Obligations of Mr. McDonald.  Payment and benefits under the employment agreement are subject to compliance by Mr. McDonald with the restrictive covenants in the agreement, including non-disclosure, non-competition and non-solicitation covenants. The non-competition and non-solicitation covenants expire eighteen months after the termination of Mr. McDonald’s employment. The non-disclosure covenant does not expire. If Mr. McDonald violates any of these covenants, he will not be entitled to further payments and benefits under the employment agreement. All payments or benefits under the employment agreement are conditioned on the execution of a general release of claims by Mr. McDonald in favor of the company, its affiliates, and their officers, directors and employees.

Executive Transition Plan

The company’s executive transition plan (the “transition plan”) provides specified payments and other benefits to our executive officers, including each of our current named executive officers, other than our chief executive officer, in the event the officer’s employment is terminated under the circumstances described below. During 2010, the committee amended the transition plan to eliminate tax gross-up payments for new participants and bring it into compliance with Section 409A requirements. The company is not required to provide any payment or benefit under the transition plan that duplicates any payment or benefit that an executive officer is entitled to receive under any other company compensation or benefit plan, award agreement, or other arrangement. Payments and other benefits payable to our chief executive officer in the event his employment is terminated are covered by the terms of his employment agreement. For a description of these payments and other benefits, see “President and CEO Employment Agreement” above.

Termination Without Cause.  If the company terminates the employment of an executive officer without cause, unrelated to a change in control, then the officer is entitled to receive the following payments and benefits:

•                  an amount equal to a multiple (the “severance multiplier”) of (a) the officer’s highest annual rate of base salary at any time during the preceding 24 months, plus (b) the officer’s target short-term incentive award for the calendar year in which the termination occurs (or, if greater, the actual short-term incentive award earned by the officer for the preceding calendar year). The severance multiplier is 1.0 for payments and benefits payable in the event of a termination without cause;

•                  an amount equal to the officer’s target short-term incentive award for the year in which the termination occurs, prorated by the number of days elapsed since the beginning of that year to the date of termination;

•                  an amount equal to the officer’s unpaid base salary earned through the date of termination and unpaid short-term incentive award earned for the preceding year;

•                  any payments or benefits payable to the officer or the officer’s spouse or other dependents under any other company employee plan or program;

•                  continued participation by the officer and the officer’s spouse and other dependents in the company’s group health plan, at the same benefit and contribution levels in effect immediately before the termination for a number of months equal to 12 times the severance multiplier or, if sooner, until similar coverage is obtained under a new employer’s plan. If continued coverage is not permitted by the company’s plan or applicable law, the company will pay the cost of COBRA continuation coverage to the extent any of these persons elects and is entitled to receive COBRA continuation coverage;

•                  if applicable, continued participation in the company’s executive life insurance program for the greater of (a) a number of months equal to 12 times the severance multiplier as if the officer’s employment had continued at the officer’s highest annual rate of base salary in effect at any time during the 24 months preceding termination of employment, and (b) the period provided by the program;

•                  continued receipt of perquisites made available to the officer during the 12 months preceding the termination for a number of months equal to 12 times the severance multiplier; and

•                  outplacement services for up to one year following the termination.

In addition, the committee, in its sole discretion, may accelerate vesting of any outstanding long-term incentive awards held by the executive officer.

Under the transition plan, an executive officer is deemed to have been terminated without cause if the executive officer is terminated for any reason other than:

•                  a conviction of or plea of nolo contendere to a felony;

•                  fraud or a material act or omission involving dishonesty with respect to the company;

•                  willful failure or refusal to carry out material employment responsibilities;

•                  gross negligence, willful misconduct or a pattern of behavior likely to have an adverse effect on the company; or

•                  a willful, material violation of a material company policy.

Termination in Connection with a Change in Control.  If the company terminates the employment of an executive officer without cause during the period beginning six months prior to the date of a change in control (or, if earlier, the date a definitive agreement is signed that would result in a change in control) and ending on the first anniversary of the change in control, or if an executive officer terminates employment for good reason within one year after a change in control, then the officer is entitled to receive the payments and benefits described above, except that the severance multiplier is 2.0.

In the event a change in control occurs, all outstanding long-term incentive awards held by an executive officer will become fully vested if the officer is employed by the company immediately before the change in control occurs. The payout under any performance-based award will equal the target amount. Under the transition plan, a change in control is defined in the same manner as in the 2009 long-term incentive plan (as described below under “One-Time Restricted Stock Awards”).

An executive officer is deemed to have terminated his or her employment for good reason if the termination follows:

•                  a material adverse change in status or position, including, without limitation, any material adverse change resulting from a diminution in the executive officer’s position, duties, responsibilities, authority or assignment of duties to the executive officer that are materially inconsistent with his or her status or position;

•                  a reduction in base salary or target incentive opportunities;

•                  the relocation of the covered named executive officer’s principal place of business of more than 50 miles; or

•                  at the time of a change in control, a failure by the successor company to assume the company’s obligations under the transition plan.

Termination Due to Death or Disability.  If an executive officer’s employment terminates due to death or is terminated by the company due to disability, the officer (or the officer’s beneficiary) is entitled to receive a cash payment equal to six months’ base salary plus a prorated portion of the officer’s target short-term incentive award for the year in which the termination occurs. Vesting of the officer’s outstanding long-term incentive awards is subject to the discretion of the committee. An executive officer whose employment is terminated by the company due to disability is also entitled to receive two years of continuing group health and welfare benefits (including continued participation in the company’s executive life insurance program and conversion of any life or disability policies) at the company’s expense.

Obligations of the Officer.  Payment and benefits under the transition plan are subject to compliance by the former officer with the restrictive covenants in the transition plan, including non-disclosure, non-competition and non-solicitation covenants. The non-competition and non-solicitation covenants expire on the first anniversary of the termination of the officer’s employment. The non-disclosure covenant does not expire. If the former officer violates any of these covenants, the officer will not be entitled to further payments and benefits under the transition plan and must repay the company for the payments and the value of benefits previously received under the transition plan. All payments or benefits under the transition plan are conditioned on the execution of a general release of claims by the former officer in favor of the company, its affiliates, and their officers, directors and employees.

Tax Gross-Up Payments.  In the event an executive officer is subject to federal excise taxes for benefits he or she is entitled to under the transition plan or otherwise from the company, the officer is entitled to receive an amount necessary to offset the excise taxes and any related income taxes, penalties and interest. This benefit was grandfathered in 2010; therefore, all new officers that join the company after January 1, 2010 do not receive tax gross-up payments.

One-Time Restricted Stock Awards

In March 2010, the committee approved one-time grants of restricted stock to the company’s executive officers in connection with the company’s reorganization, including each of the named executive officers, except Mr. McDonald and Mr. Humenik. These awards were intended to create an immediate and significant equity interest in the company, thereby aligning the interests of our executives with those of our stockholders. In connection with these awards, the named executive officers entered into restricted stock agreements with the company under the company’s 2009 long-term incentive plan. All unvested shares of restricted stock will immediately terminate upon the named executive officer’s termination of employment with the company for any reason on or before the third anniversary date of the award, except that the compensation committee, at its sole option and election, may permit the unvested shares not to terminate if the named executive officer is terminated without cause. If a change in control occurs on or before the third anniversary date of the award, all unvested shares of restricted stock will vest immediately.

Under the 2009 long-term incentive plan, change in control is defined as:

•                  the acquisition of the beneficial ownership of more than 35% of either the company’s outstanding shares of common stock or combined voting power of then outstanding voting securities, except acquisitions of shares (a) directly from the company, (b) by the company, (c) by an employee benefit plan sponsored, maintained or controlled by the company, or (d) by any corporation pursuant to a transaction described below;

•                  a change in a majority of the members of our board, without the approval of at least two-thirds of the then incumbent members of the board;

•      the completion of a reorganization, merger or consolidation, sale of the company or any subsidiary of the company, or a disposition of all or substantially all of the assets, unless (a) all or substantially all of the beneficial owners immediately prior to the transaction own more than 50% of the outstanding shares of common stock and the combined voting power of the corporation resulting from the transaction in substantially the same proportions as their ownership of the company immediately prior to the transaction, (b) no person beneficially owns 50% or more of the outstanding shares of common stock or the combined voting stock of the surviving entity, and (c) a majority of the directors of the surviving entity were directors of the company prior to the transaction;

•                  liquidation or dissolution of the company; or

•                  acquisition by the company’s institutional holders and their affiliates of more than 45% of the beneficial ownership of the company’s outstanding common stock or outstanding voting stock, except acquisitions of shares (a) directly from the company, (b) by the company, or (c) by any corporation pursuant to a transaction described above.

Pension and Retirement Benefits

Upon retirement or other termination of employment, certain of the named executive officers are entitled to pension benefits under the management plan and the excess plan and certain retiree medical benefits upon retirement. See “Executive Compensation—2011 Pension Benefits” for further information regarding the pension benefits payable to the eligible named executive officers under the management plan and excess plan.

Termination and Change in Control Tables for 2011

The following tables summarize the compensation and other benefits that would have become payable to each of our named executive officers assuming their employment had terminated on December 31, 2011, given the named executive officer’s base salary as of that date. In addition, the following tables summarize the compensation that would become payable to each of our named executive officers assuming that a change in control of the company had occurred on December 31, 2011.

In reviewing these tables, please note the following:

•                  the amounts shown as Separation Benefits are severance benefits payable under our president and chief executive officer’s employment agreement and, for our other named executive officers, the company’s transition plan;

•                  the amounts shown for awards of restricted stock were determined by reference to the closing price of the company’s common stock on December 30, 2011 (the last trading day of the year);

•                  the amounts shown for Mr. Jones, Mr. Gatto and Mr. Wilbanks in the case of a Voluntary Termination assume they elected to retire on December 31, 2011. None of our other named executive officers were retirement eligible on December 31, 2011;

•                  the amounts shown for Health and Welfare Benefits vary based on whether the named executive officer is eligible for retirement. For those named executive officers who were retirement eligible (Mr. Jones, Mr. Gatto and Mr. Wilbanks), the amounts shown represent the present value of the officer’s retiree medical benefits. For the other named executive officers, the amounts represent benefits payable under the company’s executive transition plan or, for our chief executive officer, his employment agreement;

•                  the amounts shown as benefits under the Life Insurance Program represent the present value of the premiums expected to be reimbursed by the company, assuming the named executive officer continues to participate in the executive whole life insurance program. For these tables, we have assumed that Mr. Gatto will continue to participate in this program until age 60. The other named executive officers do not participate in the executive whole life insurance program. Life insurance program benefits payable upon death, if any, represent the death benefit payable to the officer’s beneficiaries by the life insurance company; and

•                  the amounts shown as Excise Tax Gross-Up payments represent benefits payable to the named executive officers, under the company’s transition plan. These benefits are equal to an amount necessary to offset any excise taxes and related income taxes, penalties and interest owed by the officer in connection with the termination of his or her employment or a change in control. The amounts shown were calculated without assigning a value to the post-termination non-compete and non-solicit covenants. If a value had been assigned to these covenants, the amounts shown would be lower or, in some cases, zero.

Peter J. McDonald

Chief Executive Officer

Benefits and Payments	Voluntary Termination	Termination Without Cause or for Good Reason Unrelated to Change in Control	Change in Control and Termination Without Cause or for Good Reason	Death	Disability
Compensation
Separation Benefits	$—	$2,700,000	$5,400,000	$—	$—
Short-Term Incentive	—	900,000	900,000	900,000	900,000
Restricted Stock	—	132,000	264,000	132,000	132,000
Stock Options	—	—	—	—	—
Benefits
Health & Welfare Benefits	—	9,618	14,427	14,427	14,427
Life Insurance Program	—	—	—	—	—
Flexible Allowance	—	—	—	—	—
Financial Planning	—	—	—	—	—
Physical Examination	—	—	—	—	—
Outplacement Services	—	—	—	—	—
Excise Tax Gross-Up	—	—	—	—	—
Totals	$—	$3,741,618	$6,578,427	$1,046,427	$1,046,427

Samuel D. Jones

Executive Vice President, Chief Financial Officer and Treasurer

Benefits and Payments	Voluntary Termination	Termination Without Cause	Change in Control and Termination Without Cause or for Good Reason	Death	Disability
Compensation
Separation Benefits	$—	$878,996	$1,757,992	$225,000	$225,000
Short-Term Incentive	337,500	337,500	337,500	337,500	337,500
Restricted Stock	—	62,568	62,568	—	—
Stock Options	—	—	—	—	—
Benefits
Health & Welfare Benefits	79,990	79,990	79,990	—	159,980
Life Insurance Program	—	—	—	—	—
Flexible Allowance	—	15,600	31,200	—	—
Financial Planning	—	13,055	26,110	—	—
Physical Examination	—	2,000	4,000	—	—
Outplacement Services	—	9,500	9,500	—	—
Excise Tax Gross-Up	—	—	730,218	—	—
Totals	$417,490	$1,399,209	$3,039,078	$562,500	$722,480

Frank P. Gatto

Executive Vice President—Operations

Benefits and Payments	Voluntary Termination	Termination Without Cause	Change in Control and Termination Without Cause or for Good Reason	Death	Disability
Compensation
Separation Benefits	$—	$755,908	$1,511,816	$200,000	$200,000
Short-Term Incentive	280,000	280,000	280,000	280,000	280,000
Restricted Stock	—	51,908	51,908	—	—
Stock Options	—	—	—	—	—
Benefits
Health & Welfare Benefits	149,470	149,470	149,470	—	298,940
Life Insurance Program	158,181	158,181	158,181	3,600,000	158,181
Flexible Allowance	—	15,600	31,200	—	—
Financial Planning	—	13,055	26,110	—	—
Physical Examination	—	2,000	4,000	—	—
Outplacement Services	—	9,500	9,500	—	—
Excise Tax Gross-Up	—	—	—	—	—
Totals	$587,651	$1,435,622	$2,222,185	$4,080,000	$937,121

Cody Wilbanks

Executive Vice President, General Counsel and Secretary

Benefits and Payments	Voluntary Termination	Termination Without Cause	Change in Control and Termination Without Cause or for Good Reason	Death	Disability
Compensation
Separation Benefits	$—	$803,152	$1,606,304	$212,500	$212,500
Short-Term Incentive	297,500	297,500	297,500	297,500	297,500
Restricted Stock	—	59,094	59,094	—	—
Stock Options	—	—	—	—	—
Benefits
Health & Welfare Benefits	80,892	80,892	80,892	—	161,784
Life Insurance Program	—	—	—	—	—
Flexible Allowance	—	15,600	31,200	—	—
Financial Planning	—	13,055	26,110	—	—
Physical Examination	—	2,000	4,000	—	—
Outplacement Services	—	9,500	9,500	—	—
Excise Tax Gross-Up	—	—	695,360	—	—
Totals	$378,392	$1,280,793	$2,809,960	$510,000	$671,784

Del Humenik

Executive Vice President – Sales

Benefits and Payments	Voluntary Termination	Termination Without Cause	Change in Control and Termination Without Cause or for Good Reason	Death	Disability
Compensation
Separation Benefits	$—	$765,000	$1,530,000	$225,000	$225,000
Short-Term Incentive	315,000	315,000	315,000	315,000	315,000
Restricted Stock Units	—	92,400	92,400	—	—
Stock Options	—	—	—	—	—
Benefits
Health & Welfare Benefits		11,398	11,398	—	22,796
Life Insurance Program	—	—	—	—	—
Flexible Allowance	—	15,600	31,200	—	—
Financial Planning	—	13,055	26,110	—	—
Physical Examination	—	2,000	4,000	—	—
Outplacement Services	—	9,500	9,500	—	—
Excise Tax Gross-Up	—	—	—	—	—
Totals	$315,000	$1,223,953	$2,019,608	$540,000	$562,796

SECURITY OWNERSHIP OF MANAGEMENT

AND CERTAIN BENEFICIAL HOLDERS

The tables below provide information regarding the beneficial ownership of our common stock as of March 26, 2012, by:

•                  each of our directors;

•                  each of the executive officers named in the Summary Compensation Table;

•                  all directors and executive officers as a group; and

•                  each beneficial owner of more than 5% of our common stock.

Beneficial ownership is determined in accordance with the rules and regulations of the Securities and Exchange Commission. Unless otherwise indicated and subject to community property laws where applicable, the company believes that each of the stockholders named in the table below has sole voting and investment power with respect to the shares indicated as beneficially owned. Each of our directors and executive officers, and all of our directors and executive officers as a group, beneficially owned less than 1% of our common stock outstanding as of March 26, 2012.

Directors and Executive Officers

Name of Beneficial Owner	Amount and Nature of Beneficial Ownership
Edward Bayone(1)	15,657
Robert C. Blattberg(1)	15,657
Charles B. Carden(1)	15,657
Robin Domeniconi(1)	15,657
Thomas D. Gardner(1)	15,657
David E. Hawthorne(1)	15,657
John Slater	—
Thomas S. Rogers(1)	15,657
Douglas D. Wheat(1)	15,905
Peter J. McDonald(2)	183,080
Samuel D. Jones(2)	66,615
Frank P. Gatto(2)	43,626
Del Humenik(2)(3)	23,379
Cody Wilbanks(2)	44,988
All directors and executive officers as a group (14 persons)(4)

(1)                                 Number reported includes 878 shares of common stock (958 in the case of Mr. Wheat) issuable upon settlement of vested restricted stock units, which may be settled upon the director’s departure from the board in good standing. Until settled, the directors have no voting or dispositive power over the restricted stock units.

(2)                                Number reported includes shares of restricted stock for which the executive officer has sole voting power, but no dispositive power, as follows: Mr. McDonald (100,000 shares); Mr. Jones (35,850 shares); Mr. Gatto (25,831 shares); Mr. Humenik (16,000 shares); and Mr. Wilbanks (23,192 shares).

(3)                                 Number reported does not include 4,046 shares issuable upon settlement of vested restricted stock units and 3,334 exercisable stock options that have been transferred to Mr. Humenik’s former spouse pursuant to a divorce decree.

(4)                                 Number reported includes 7,104 shares of common stock to be issued to non-management directors upon settlement of vested restricted stock units, which may be settled upon the director’s departure from the board in good standing. Until settled, the directors have no voting or dispositive power over these restricted stock units. Number reported also includes 200,873 shares of unvested restricted stock for executive officers and 40,000 shares of unvested restricted stock for non-management directors that have sole voting power, but no dispositive power.

Five Percent Holders

The following table sets forth information regarding the number and percentage of shares of common stock held by all persons and entities known by the company to beneficially own 5% or more of the company’s outstanding common stock. The information regarding beneficial ownership of common stock by the entity identified below is included in reliance on reports filed by the entities with the Securities and Exchange Commission, except that the percentage is based upon the company’s calculations made in reliance upon the number of shares reported to be beneficially owned by the entity in such report and the company’s number of shares of common stock outstanding on March 26, 2012. We know of no other stockholder holding 5% or more of the company’s common stock.

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership	Percent of Class
Paulson & Co. Inc.(1)	2,607,506	16.8%
1251 Avenue of the Americas, 50th Floor
New York, New York 10020

Restructuring Capital Associates, L.P	1,745,090	11.3%
2 Stamford Plaza, Suite 1501
281 Tresser Boulevard
Stamford, Connecticut 06901

Schultze Asset Management, LLC	1,429,093	9.2%
3000 Westchester Avenue
Purchase, NY 10577

(1)                                 According to a Schedule 13D filed by Paulson & Co. Inc. (“Paulson”) on January 11, 2010, Paulson has shared voting and dispositive power over 2,607,506 shares of common stock. Paulson is an investment advisor registered under the Investment Advisor Act of 1940 and is the investment manager of Paulson Advantage Master Ltd. (411,956 shares), Paulson Advantage Plus Master Ltd. (977,240 shares), Paulson Advantage Select Master Fund Ltd. (8,863 shares), Paulson Credit Opportunities Master Ltd. (510,363 shares) and Paulson Recovery Master Fund Ltd. (699,084 shares) (collectively, the “funds”). John Paulson is the controlling person of Paulson. Each of Paulson and John Paulson may be deemed to indirectly beneficially own the securities directly owned by the funds.

(2)                                 According to a Schedule 13G/A filed by Restructuring Capital Associates, L.P. on February 14, 2012, Restructuring Capital Associates, L.P. and James D. Bennett have shared voting and dispositive power over 1,745,090 shares of common stock; Bennett Restructuring Fund, L.P. has shared voting and dispositive power over 889,949 shares; and Bennett Restructuring Offshore Fund, Inc. has shared voting and dispositive power over 796,186 shares.

(3)                                 According to a Schedule 13G/A filed by Schultze Asset Management, LLC (“SAM”) on February 14, 2012, SAM and George J. Schultze have shared voting and dispositive power over 1,429,093 shares of common stock; and Schultze Master Fund, Ltd. has shared voting and dispositive power over 1,252,622 shares. SAM acts as investment manager for individual and institutional investors through limited partnerships, offshore funds, and managed accounts. In its capacity as investment manager, and pursuant to investment management agreements between Schultze Asset Management, LLC and each managed account, SAM has the sole power to vote and dispose of the securities owned by the managed accounts. Schultze Master Fund, Ltd. is one of SAM’s managed accounts. George J. Schultze is the managing member of SAM. George J. Schultze exercises sole voting and investment control over SAM.

INDEPENDENT PUBLIC ACCOUNTANTS

Selection

Ernst & Young LLP served as the company’s independent registered public accounting firm for 2011 and has been selected by the audit committee to serve as the company’s independent registered public accounting firm for 2012.

Audit and Non-Audit Fees

The following table presents fees for audit services rendered by Ernst & Young LLP for the audit of the company’s annual financial statements for 2011 and 2010, and fees billed for other services rendered by Ernst & Young LLP.

	2011	2010
Audit Fees(1)	$1,051,526	$1,224,825
Audit-Related Fees(2)	175,500	184,677
Tax Fees(3)	8,666	162,748
All Other Fees(4)	—	—
Total	$1,235,692	$1,572,250

(1)                                 Audit fees consist principally of fees for the audit of the company’s consolidated financial statements, review of the company’s interim consolidated financial statements, the audit of internal control over financial reporting and reorganization matters.

(2)                                 Audit-related fees consist principally of fees for audits of the company’s employee benefit plans.

(3)                                 Tax fees consist principally of fees for services performed in connection with consultations on state tax and reorganization tax matters.

(4)                                 All other fees consist of service costs related to the company’s use of Ernst & Young LLP’s online accounting and reporting research tool.

Pre-Approval Policies and Procedures

The audit committee’s policy is to require the pre-approval of all audit and non-audit services provided to the company by its independent registered public accounting firm (except for items exempt from pre-approval requirements under applicable laws and rules). All audit and non-audit services for 2011 were pre-approved by the audit committee.

AUDIT COMMITTEE REPORT

The audit committee is currently comprised of three directors, Charles B. Carden (Chair), Edward J. Bayone and Thomas D. Gardner.

The purpose of the audit committee is to assist the board of directors (the “board”) of SuperMedia Inc. (the “company”) in its general oversight of the company’s accounting, auditing and financial reporting practices. Management is primarily responsible for the company’s financial statements, systems of internal controls and compliance with applicable legal and regulatory requirements. The company’s independent registered public accounting firm, Ernst & Young LLP, is responsible for performing an independent audit of the consolidated financial statements and expressing an opinion on the conformity of those financial statements with accounting principles generally accepted in the United States, as well as expressing an opinion (pursuant to Section 404 of the Sarbanes-Oxley Act of 2002) on the effectiveness of internal control over financial reporting.

The members of the audit committee are not professional accountants or auditors, and their functions are not intended to duplicate or to certify the activities of management and the independent registered public accounting firm, nor can the audit committee certify that the company’s registered public accounting firm is “independent” under applicable rules. The audit committee serves a board-level oversight role, in which it provides advice, counsel and direction to management and the independent registered public accounting firm on the basis of the information it receives, discussions with management and the independent registered public accounting firm, and the experience of the audit committee’s members in business, financial and accounting matters.

In the performance of its oversight responsibilities, the audit committee has reviewed and discussed with management and Ernst & Young LLP the audited financial statements of the company for the year ended December 31, 2011. Management represented to the audit committee that all financial statements were prepared in accordance with accounting principles generally accepted in the United States and that these statements fairly present the financial condition and results of operations of the company at the dates and for the periods described. The audit committee has relied upon this representation without any independent verification, except for the work of Ernst & Young LLP. The audit committee also discussed these statements with Ernst & Young LLP, both with and without management present and has relied upon their reported opinion on these financial statements. The audit committee’s review included discussions with Ernst & Young LLP of the matters required to be discussed pursuant to Statement on Auditing Standards No. 61 (Communications with Audit Committees), as amended (AICPA, Professional Standards, vol. 1, AU Section 380), and adopted by the Public Company Accounting Oversight Board in Rule 3200T.

With respect to the company’s independent registered public accounting firm, the audit committee, among other things, discussed with Ernst & Young LLP matters relating to its independence and received from Ernst & Young LLP the written disclosures and the letter required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent accountant’s communications with the audit committee concerning independence.

On the basis of these reviews and discussions, and subject to the limitations of its role, the audit committee recommended that the board approve the inclusion of the company’s audited financial statements in the company’s annual report on Form 10-K for the year ended December 31, 2011, for filing with the Securities and Exchange Commission.

THE AUDIT COMMITTEE

Charles B. Carden, Chair

Edward J. Bayone

Thomas D. Gardner

The Audit Committee Report does not constitute soliciting material, and shall not be deemed to be filed or incorporated by reference into any other company filing under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, except to the extent that the company specifically incorporates the Audit Committee Report by reference therein.

REVIEW AND APPROVAL OF TRANSACTIONS WITH RELATED PERSONS

The nominating and corporate governance committee is charged with the responsibility of reviewing, approving and overseeing all transactions with related persons (as defined in the Securities and Exchange Commission regulations). The nominating and corporate governance committee will periodically reassess any related-person transaction entered into by the company to ensure its continued appropriateness. This responsibility is set forth in the nominating and corporate governance committee’s charter.

Certain Relationships and Related Transactions

Mr. Slater, one of our directors, is an executive officer of Paulson & Co. Inc. (“Paulson”). On November 18, 2009, the company entered into a Standby Purchase Agreement (the “Standby Purchase Agreement”) with investment funds and accounts managed by Paulson. On December 31, 2009, pursuant to the Standby Purchase Agreement and our Chapter 11 plan of reorganization, Paulson was issued shares of our common stock representing approximately 17.4% of our newly issued and outstanding common stock.

In addition, as a condition to the Standby Purchase Agreement, the company and Paulson entered into a Standstill Agreement (the “Standstill Agreement”) on December 31, 2009. On January 21, 2010, the company and Paulson entered into an Amended and Restated Standstill Agreement (the “Amended and Restated Standstill Agreement”). Pursuant to the Amended and Restated Standstill Agreement, Paulson has the right to nominate a director to our board so long as it holds at least 17% of the common stock issued to it under the Standby Purchase Agreement. As a result, on January 21, 2010, the board increased the number of directors on the board to nine, and elected John Slater, Paulson’s nominee, to serve on the board. Mr. Slater is serving a term that expires at the 2012 annual meeting and has waived all director compensation while serving on the board.

Changes were also made to the limitations on Paulson’s voting rights in the election of directors, change in control transactions and other corporate matters, such that:

•                  The “standstill” obligations of Paulson remain effective so long as Paulson beneficially owns 17% or more of our outstanding common stock; and

•                  The voting restriction thresholds, which require Paulson to vote the shares of our common stock that it owns in the same proportion as the shares held by all common stockholders not affiliated with Paulson are voted with respect to such matters, were lowered by 2.5%.

The purchase period under the Standstill Agreement expired on September 30, 2010. Therefore, Paulson’s stock ownership of the Company is capped at the amount that Paulson owned on such date. The termination date of the Amended and Restated Standstill Agreement is December 31, 2013.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

No member of the compensation committee (1) has ever been employed by us, as an officer or otherwise, or (2) has or had any relationship with us in 2011 requiring disclosure pursuant to Item 404 of Regulation S-K.  Additionally, in 2011, none of our executive officers served as a member of the compensation or similar committee or as a member of the board of directors of any other entity of which an executive officer of that entity served on our compensation committee or board of directors.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Compliance with Section 16(a) of the Securities Exchange Act of 1934 requires the company’s directors and executive officers, and persons who own more than 10% of a registered class of its equity securities, to file reports of ownership and changes in ownership with the Securities and Exchange Commission. These reporting persons are required by the Securities and Exchange Commission rules to furnish the company with copies of all Section 16(a) forms they file.

Based solely on a review of the copies of such forms furnished to the company, the company believes that during 2011 all Section 16(a) filing requirements applicable to its directors, executive officers and greater than 10% stockholders were in compliance with Section 16(a), except for a late filing by Mr. McDonald reporting a surrender of 16,930 shares of our common stock to satisfy tax withholdings due to the vesting of a portion of a restricted stock grant, which occurred on December 9, 2011. The late filing resulted from a breakdown in communication due to the reporting department personnel changes.

HOUSEHOLDING OF MATERIALS

We participate, and some brokerage firms, banks and other nominee record holders may be participating in the practice of “householding” of proxy materials. This means that we are delivering only one copy of the notice and, if applicable, this proxy statement and the annual report to multiple stockholders in the same household. This procedure reduces our printing costs, mailing costs and fees. We will promptly deliver a separate copy of the notice and, if applicable, this proxy statement and the annual report to any stockholder at a shared address to whom we delivered a single copy of any of these documents, upon request by writing or calling us at the following address or phone number: SuperMedia Inc., P.O. Box 619810, 2200 West Airfield Drive, D/FW Airport, Texas 75261, Attention: Investor Relations; (972) 453-7000. Any stockholder who wants to receive separate copies in the future, or who is currently receiving multiple copies and would like to receive only one copy for his or her household, should contact us at the above address and phone number. Stockholders who hold shares in “street name” may contact their brokerage firm, bank or other nominee record holder to request information about householding.

STOCKHOLDER PROPOSALS FOR THE 2013 ANNUAL MEETING OF STOCKHOLDERS

In order to be included in the company’s proxy materials for the 2013 annual meeting of stockholders, a stockholder proposal must be received in writing by the company at SuperMedia Inc., 2200 West Airfield Drive, P.O. Box 619810, D/FW Airport, TX 75261, Attention: Corporate Secretary, by December 12, 2012 and otherwise comply with all requirements of the Securities and Exchange Commission for stockholder proposals.

If you do not wish to submit a proposal for inclusion in next year’s proxy materials, but instead wish to present it directly at the 2013 annual meeting of stockholders, you must give timely written notice of the proposal to the company’s corporate secretary. To be timely, the notice (including a notice recommending a director candidate) must be delivered to the above address not earlier than 120 and not later than 90 days prior to the first anniversary of the preceding year’s annual meeting. To be timely, a written notice of a proposal (including notice recommending a director candidate) must be received no earlier than January 23, 2013 and no later than February 22, 2013. The notice must describe the stockholder proposal in reasonable detail and provide certain other information required by the company’s by-laws. A copy of the company’s by-laws is available upon request from the company’s corporate secretary.

OTHER MATTERS

The board is not aware of any other business that may be brought before the annual meeting. If any other matters are properly brought before the annual meeting, it is intended that the enclosed proxy will be voted in accordance with the judgment of the persons voting the proxy.

April 11, 2012

Directions to Dallas/Fort Worth Marriott Solana

Dallas/Fort Worth Marriott Solana

5 Village Circle, Westlake, Texas 76262

Phone: 817.430.5000

Directions from D/FW International Airport		Directions from Dallas
1.	From terminals, take North Exit from Airport (SR-97 Spur North/International Parkway N).	1.	I-35E North toward Denton
2.	Take ramp right for SR-114 West/John W. Carpenter Freeway toward Ft. Worth/ Grapevine	2.	Keep left onto SR 183 West/E. John W. Carpenter Freeway
3.	Keep Straight onto SR-114 South/SR-114 West/John W. Carpenter Freeway	3.	Keep right onto SR-114/E. John W. Carpenter Freeway
4.	Bear right onto SR-114 West	4.	Keep right onto SR-114 South/SR-121 West
5.	Take exit right for Solana Blvd./Kirkwood Blvd.	5.	Bear right onto SR-114 West
6.	Turn left on Solana Blvd.	6.	Take exit right for Solana Blvd./Kirkwood Blvd.
7.	Take a left on Village Circle	7.	Turn lift on Solana Blvd.
8.	Hotel is straight ahead	8.	Take left on Village Circle
		9.	Hotel is straight ahead

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: KEEP THIS PORTION FOR YOUR RECORDS DETACH AND RETURN THIS PORTION ONLY THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. Signature (Joint Owners) Date Date Signature [PLEASE SIGN WITHIN BOX] VOTE BY INTERNET - www.proxyvote.com Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form. ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS If you would like to reduce the costs incurred by SuperMedia Inc. in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years. VOTE BY PHONE - 1-800-690-6903 Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions. VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717. SUPERMEDIA INC. ATTN: INVESTOR RELATIONS 2200 W. AIRFIELD DRIVE P.O. BOX 619810 D/FW AIRPORT, TX 75261 M43899-P21662 To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below. Withhold All For All Except For All SuperMedia Inc.'s Board of Directors recommends you vote FOR the election of the nominees set forth in Proposal 1 and FOR Proposals 2 and 3: 1. Election of Directors Nominees: 01) Edward J. Bayone 02) Robert C. Blattberg 03) Charles B. Carden 04) Thomas D. Gardner 05) David E. Hawthorne 06) Peter J. McDonald 07) Thomas S. Rogers 08) John Slater 09) Douglas D. Wheat Against For Abstain 2. Advisory resolution to approve executive compensation. 3. Ratification of appointment of Ernst & Young LLP as our independent registered public accounting firm for 2012. Each of the proposals is more fully described in our proxy statement. You can access and review our annual report and proxy statement on the Internet by visiting www.proxyvote.com. No Yes Please indicate if you plan to attend this meeting in person. Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Notice of Annual Meeting of Stockholders, Proxy Statement and Annual Report with Form 10-K are available at www.proxyvote.com. M43900-P21662 SuperMedia Inc. Annual Meeting of Stockholders May 23, 2012 9:00 a.m. Central Time This proxy is solicited on behalf of SuperMedia Inc.'s Board of Directors Cody Wilbanks and Samuel D. Jones, and each of them, as the true and lawful attorneys, agents and proxies of the undersigned, with full power of substitution and resubstitution, are hereby authorized to represent and to vote all shares of common stock of SuperMedia Inc. held of record by the undersigned on March 26, 2012, at the Annual Meeting of Stockholders to be held at 9:00 a.m., local time, on May 23, 2012, at the Dallas/Fort Worth Marriott Solana hotel, located at 5 Village Circle, Westlake, Texas 76262, and any adjournment or postponement thereof. Any and all proxies heretofore given are hereby revoked. The shares represented by this proxy card will be voted as directed or, if this card contains no specific voting instructions, in accordance with the recommendations of SuperMedia Inc.'s Board of Directors. This proxy authorizes each of Messrs. Wilbanks and Jones to vote at his discretion on any other matter that may properly come before the meeting or any adjournment or postponement of the meeting. Continued and to be signed on reverse side